UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-2

EPICOR SOFTWARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2010 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

May 28, 2010

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Epicor Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

To our stockholders:

You are hereby cordially invited to attend the 2010 Annual Meeting of Stockholders of Epicor Software Corporation. The Annual Meeting will be held on May 28, 2010, at 10:00 a.m. local time, at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 12, 2010. We encourage you to read the Form 10-K. It includes our audited financial statements and information about our operations, markets and products.

Stockholders of record as of April 12, 2010, may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or, if available, vote via the Internet or by telephone. Returning the proxy card or voting via the Internet or by telephone will ensure your representation at the meeting, but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ L. George Klaus

L. George Klaus

Chairman of the Board, President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 28, 2010

Time:	10:00 a.m. PDT

Place:	The Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612

Matters to be voted on:

•	Election of the Company’s seven (7) nominee directors, L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, John M. Dillon, Richard H. Pickup and W. Douglas Hajjar;

•	Ratification of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2010; and

•	Any other matters that may properly be brought before the meeting.

Any of the above matters may be considered at the annual meeting at the date and time specified above or an adjournment or postponement of such meeting.

By order of the Board of Directors

/s/ L. George Klaus

L. George Klaus

Chairman of the Board, President and Chief Executive Officer

April 22, 2010

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on May 28, 2010

The proxy statement, form of proxy and our 2009 Annual Report on Form 10-K are available at

http://phx.corporate-ir.net/staging/phoenix.zhtml?c=86140&p=irol-reportsAnnual.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, IF AVAILABLE, VOTE BY TELEPHONE OR USING THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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EPICOR SOFTWARE CORPORATION

PROXY STATEMENT FOR 2010

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Epicor Software Corporation (“Epicor” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 28, 2010 at 10:00 a.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, were first mailed on or about April 28, 2010 to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, and our telephone number is (949) 585-4000.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	Stockholders of record at the close of business on April 12, 2010 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has one (1) class of equity securities outstanding, designated Common Stock, $.001 par value (“Common Stock”). At the Record Date, 65,305,509 shares of Common Stock, which includes 2,179,277 shares of Common Stock held by the Company as treasury shares, were issued and outstanding.

Voting Rights of Common Stock	Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders. A total of 63,126,232 votes, excluding 2,179,277 treasury shares, are eligible to be cast at the Annual Meeting.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

Internet and telephone voting may be available in the instructions from your broker, bank or other nominee. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by using the toll free telephone number, the Internet voting site listed on the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Of course, you may also choose to attend the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems will be available until 11:59 p.m. (Eastern Time) on May 27, 2010. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented	We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Changing Your Vote.”

Changing Your Vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions before the proxy holders vote your shares, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee for revoking or changing your proxy instructions.

Cost of This Proxy Solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted	The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented in person or by proxy at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 2 related to the ratification of our auditors.

If you hold your shares through a broker, bank or other nominee and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and voting instructions are not given. If you hold your shares through a broker, bank or other nominee, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares through a broker, bank or other nominee and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

Recent changes in the regulations were made to take away the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee how to vote in the election of directors, no votes will be cast on your behalf. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of our auditors (Proposal 2). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

“FOR” the election of the Director nominees to the Board of Directors; and

“FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year ending December 31, 2010.

Other Matters Before the Annual Meeting	No other matters of business are expected to be brought before the Annual Meeting because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2011 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than December 29, 2010, to be considered for inclusion.

If a stockholder intends to submit a proposal or nomination for director for our 2011 Annual Meeting of Stockholders that is not to be included in Epicor’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice between February 12, 2011 and March 14, 2011 in accordance with the requirements set forth in Epicor’s bylaws not later than 45 days nor earlier than 75 days before the one-year anniversary of the date on which Epicor first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of (i) 90 days prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Epicor’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on our website at www.epicor.com.

Important Notice Regarding the Availability of Proxy Materials for Epicor’s 2010 Annual Meeting	The Proxy Statement and form of proxy, together with Epicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, are available at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=86140&p=irol-reportsAnnual.

Directions to Attend the 2010 Annual Meeting and Vote in Person	The Epicor 2010 Annual Meeting is being held at the Irvine Marriott Hotel located at 18000 Von Karman Ave., Irvine, CA 92612. To get to the Epicor 2010 Annual Shareholders meeting:

1.	Take the 405 freeway to the Jamboree Road exit;

2.	Head Southwest on Jamboree Road;

(exiting the 405 South, make a right on Jamboree)

(exiting the 405 North, make a left on Jamboree)

3.	Turn Right onto Michelson Drive;

4.	Turn Right onto Von Karman Avenue;

5.	End at 18000 Von Karman Avenue, Irvine, CA;

6.	Visitor Parking is available immediately adjacent to the Marriott; and

7.	Enter the Hotel Lobby and the Concierge/Front Desk Attendant will direct you to the meeting.

For any questions or if you need further directions, please contact Epicor at 949-585-4000.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees	Currently, there are eight (8) members of the Board of Directors. James T. Richardson will not be standing for re-election at the 2010 Annual Meeting of the Stockholders. Thus, the Board of Directors, following the recommendation and nomination of the Nominating and Governance Committee, has nominated L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, John M. Dillon, Richard H. Pickup and W. Douglas Hajjar to stand for election, and it is those seven (7) directors that are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s seven (7) nominees. All nominees are currently directors of the Company. Pursuant to an agreement with Elliott Associates, L.P. and its affiliates, a stockholder of the Company, the Company nominated Mr. Dillon and Mr. Pickup for election to the Board of Directors at the 2009 Annual Meeting of Stockholders. While the Company has no further obligations under such agreement to nominate Mr. Dillon and Mr. Pickup, the Board of Directors has decided to nominate both to stand for re-election.

If any Company nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until the earlier of his death, resignation or removal.

Name	Age	Position	Director Since
L. George Klaus	69	President, CEO, and Chairman of the Board	1996
Michael Kelly	62	Director	2005
James T. Richardson*	62	Director	2008
Robert H. Smith	73	Lead Director	2003
Michael L. Hackworth	69	Director	2007
Richard H. Pickup	76	Director	2009
John M. Dillon	60	Director	2009
W. Douglas Hajjar	62	Director	2010

*Mr. Richardson is not standing for re-election at the 2010 Annual Meeting of the Stockholders.

The Board of Directors recommends a vote “FOR” the election of each of L. George Klaus, Michael Kelly, Robert H. Smith, Michael L. Hackworth, John M. Dillon, Richard H. Pickup and W. Douglas Hajjar, the Company’s nominees to the Board of Directors.

L. George Klaus

George Klaus has been a director of the Company since February 1996, and has been Chairman of the Board since September 1996. On January 19, 2009, he became the Company’s President and Chief Executive Officer. Mr. Klaus served as Executive Chairman of the Company from February 19, 2008 through January 15, 2009. Mr. Klaus served as Chief Executive Officer of the Company from February 1996 through February 19, 2008. Mr. Klaus also served as President of the Company from February 1996 through November 1999 and from June 2001 to July 2005. Mr. Klaus received his Bachelor of

Science in Mathematics from California State University, Northridge in 1963, and in 1964 studied at the graduate level in business and math. We believe that Mr. Klaus’ qualifications to serve on the Board include his extensive executive leadership in the technology field for the past 40 years, as well his 14 years of experience in leading the Company as CEO and President, which provide him and the Board with unique insights into the Company’s ongoing challenges, operations and opportunities.

Michael Kelly	Mr. Kelly has been a director of the Company since September 2005. Since October 2005, Mr. Kelly has served as Chairman and CEO of Kinsale Associates, a merchant bank. From July 2005 to October 2005, Mr. Kelly served as CEO of Cape Semiconductor Inc., a fabless semiconductor company providing analog and mixed signal solutions to a variety of industries. Prior to that, from 1994 to 2005, Mr. Kelly was vice-chairman and senior managing director of Broadview International, LLC, an international technology investment banking firm and a division of Jefferies Inc. Mr. Kelly currently serves on the board of directors of Adept Technology, Inc. (NASDAQ: ADEP). Mr. Kelly holds a Bachelor of Arts degree in accounting from Western Illinois University, a Master of Business Administration from St. Louis University and is a certified public accountant. We believe that Mr. Kelly’s qualifications to serve on the Board include his experience as an investment banker specializing in the technology fields, which provides the Board and the Company with unique and relevant expertise in such areas as the capital markets, mergers and acquisitions and financing.

James T. Richardson	Mr. Richardson has been a director of the Company since October 2008. Mr. Richardson is currently on the board of publicly traded FEI Corporation and was chairman of the FEI Board for a three year term which expired on May 14, 2009. Mr. Richardson also serves as a director on the board of publicly traded Digimarc Corporation and privately-held Tripwire, Inc. His previous experience includes service from July 1998 to April 2001 as senior vice president and chief financial officer of publicly held WebTrends Corporation, a leading provider of web analytics and consumer-centric marketing intelligence solutions. From April 1994 to January 1998, he was senior vice president, corporate operations and chief financial officer of Network General Corporation, a provider of application and network management hardware and software. Mr. Richardson also was the chief financial officer and held senior administrative positions at Logic Modeling Corporation and Advanced Logic Research, Inc. Mr. Richardson holds a doctorate degree in law, cum laude, from Northwestern School of Law of Lewis and Clark College and a master’s degree in business administration from the University of Portland. He received a Bachelor of Arts degree from Lewis and Clark College. He is also a trustee for Lewis & Clark College and serves as vice president of the board of the Oregon Historical Society. Mr. Richardson is not standing for re-election at the 2010 Annual Meeting of the Stockholders.

Robert H. Smith

Mr. Smith has been a director of the Company since May 2003 and has been the Company’s Lead Director since 2005. From 1996 through 2002, Mr. Smith was the CFO and executive vice president of finance and administration for Novellus Systems, Inc. Mr. Smith also served on the board of directors of Novellus until his retirement in 2002. Mr. Smith is a member of the board of directors of Cirrus Logic, Inc. (NASDAQ: CRUS). Mr. Smith is also on the board of directors of PLX Technology (NASDAQ: PLXT), Virage Logic (NASDAQ: VIRL) and ON Semiconductor (NASDAQ: ONNN). Mr. Smith holds a Bachelors degree in Business Administration from Oklahoma City University. We believe that Mr. Smith’s qualifications for Board membership include his extensive public company financial and accounting background for global organizations, as well as his strong corporate governance background, which greatly assists the Board in its compliance and Governance.

Michael L. Hackworth	Mr. Hackworth has been a director of the Company since November 2007. From June 2002 to April 2007, Mr. Hackworth served as chairman and CEO of Tymphany Corporation, a private audio transducer manufacturing company that he co-founded and then continued as a board member and chairman of Tymphany until October 2008. He also currently serves as “Advisor to Entrepreneurs,” assisting early stage management teams with strategy and financing, a role he has played since 1999. Mr. Hackworth also currently Chairs the board of publicly traded Cirrus Logic Inc. (NASDAQ: CRUS), and serves on the board of publicly traded Virage Logic Corp. (NASDAQ: VIRL). He also serves on several private boards of directors. Prior to becoming chairman in April 1999, Mr. Hackworth served as President and CEO of Cirrus Logic since its founding in January 1985. Prior to that, Mr. Hackworth spent 18 years serving in positions of ever-increasing responsibility with Signetics Corp., a subsidiary of N.V. Philips, Motorola and Fairchild Semiconductor. Mr. Hackworth holds a Bachelor of Science degree in engineering from Santa Clara University. We believe Mr. Hackworth’s qualifications to serve on our Board of Directors include his extensive board and executive leadership experience including as CEO of global technology companies, as well as his extensive management and corporate governance expertise.

John M. Dillon

Mr. Dillon has been a director of the Company since February 2009. Mr. Dillon has over thirty years of experience with technology companies. He began his career as a Systems Engineer for EDS (Electronic Data Systems) and then moved into a variety of sales management positions for various high tech companies including Oracle Corporation. During the past 15 years, Mr. Dillon has served as President and Chief Executive Officer for Hyperion Solutions and then as Chief Executive Officer for Salesforce.com. Beginning in 2002, Mr. Dillon served as Chief Executive Officer for Navis, LLC, a private company, specializing in software systems for operating large Marine Container Terminals and distribution centers. In 2007, Navis, LLC was sold to Zebra Technology and, in 2008, Mr. Dillon completed its transition to a subsidiary within Zebra Technology focused on real-time location, asset management and resource optimization solutions. Mr. Dillon also serves on the board of directors for Centerpointe Community Bank (OTC BB: CENP.OB). Mr. Dillon also serves on several private boards of directors including SaaS accounting software provider Intacct Corporation. Mr. Dillon holds a Bachelor of Science degree in engineering from the United States Naval Academy and a master’s degree in business administration from Golden Gate University. He served on active duty in the nuclear submarine service for five years before beginning his civilian career. We believe Mr. Dillon’s qualifications to serve on our Board of Directors include his lengthy and diverse range of experiences as an executive in a variety of roles leading several technology companies, as well as his background and recent experience in the emerging Software as a Service (SaaS) field.

Richard H. Pickup	Mr. Pickup has been a director of the Company since February 2009. Mr. Pickup is one of the largest holders of the Company’s Common Stock. He has been active in the securities market for more than 50 years and has been involved with a number of different companies. For the last five years Mr. Pickup has been the President, Trustee and Manager of various affiliated investment entities. Mr. Pickup holds a Bachelor of Arts degree in economics and business from Whittier College. We believe that Mr. Pickup’s extensive knowledge of the securities and capital markets, as well as his experience as one of the Company’s largest long term shareholders, is invaluable to our Board’s discussions of the Company’s strategic, capital and liquidity needs.

W. Douglas Hajjar	Mr. Hajjar has been a director of the Company since February 2010. He previously served on the board of Platinum Software Corporation (the predecessor in interest to Epicor Software) from 1996 to 1999. Mr. Hajjar currently serves as Chairman of Blue Wave Wireless Inc., a telecommunications infrastructure company. From 1997 to 2008, Mr. Hajjar served as a board member and Chairman of Wherify Wireless Inc. (OTC: WFYW), a leading developer of wireless location products and services, which he co-founded in 1997. From 2000 to 2007, he was Chairman of Maui Innovative Technologies Inc., a company he co-founded to develop weapon systems for the military. From 1991 to 1997, Mr. Hajjar was a board member and Chairman of Control Data Systems Inc. Previously, he served as Vice-Chairman of Cadence Design Systems Inc., and was Chairman and Chief Executive Officer of Valid Logic at the time of its acquisition by Cadence. He also held executive positions in operations and finance at Genrad and M/ACom. Mr. Hajjar earned his BSBA in accounting at Boston College and served as an Army Intelligence Officer in Vietnam. We believe that Mr. Hajjar’s qualifications to serve on the Board include his prior experience on the Epicor Board (then Platinum Software), as well as his extensive background as CEO and Chairman of various technology companies and his experience in the strategic development of technology organizations.

Vote Required	The seven (7) nominees for director receiving the highest number of affirmative votes from holders of shares entitled to vote shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE COMPANY’S SEVEN (7) NOMINEE DIRECTORS. Unless otherwise marked, proxies solicited by the Company will be voted FOR the election of the Company’s seven (7) nominee directors.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our current executive officers. Information pertaining to Mr. Klaus, who is currently a director and an executive officer of the Company, may be found in the section above.

Name	Age	Position	Executive Officer Since
Michael Pietrini	40	CFO/executive vice president - Finance and Admin.	2009
Russell Clark	41	sr. vice president, Finance, and Principal Accounting Officer	2008

Michael Pietrini	Mr. Pietrini has served as the Company’s Chief Financial Officer and executive vice-president of finance and administration since April 15, 2009. From March 2008 to April 2009, he held the position of senior vice president of sales and operations for the Americas, where he was responsible for the Company’s direct sales force and channel sales in the Americas representing Epicor’s industry-specific enterprise resource planning (ERP) solutions for manufacturing, distribution, enterprise service automation, financial services, hospitality and non-profit organizations. From January 2004 to March 2008, Mr. Pietrini served as the Company’s vice president of sales for the Western Americas region with Epicor, where he initiated and implemented the Company’s transformation from selling traditional ERP to selling Extended Enterprise or “ERP II” which encompasses traditional ERP, e-commerce and supply chain management. Mr. Pietrini joined Epicor in 1995 as a business development representative upon graduation from college, growing with the Company and serving in numerous sales operations management roles garnering extensive experience in sales, consulting, customer service, product development, marketing and business development. Prior to joining Epicor, he worked in the finance department for a large Minnesota-based commercial lender. Mr. Pietrini graduated Cum Laude with a Bachelor of Science degree in Finance from St. Cloud University in St. Cloud, Minnesota.

Russell C. Clark	Mr. Clark has served as the Company’s senior vice president, finance and principal accounting officer since May 2008. For the period of March 13, 2009 through April 15, 2009, Mr. Clark also held the position of Interim Chief Financial Officer. Prior to May 2008, Mr. Clark had been the Company’s vice president, finance and corporate controller of Epicor since July 2006. From August 2004 through June 2006, Mr. Clark served as vice president, finance and chief accounting officer at Peregrine Systems, Inc., a developer of enterprise IT asset management and help desk software, until its acquisition by Hewlett-Packard Company. From August 2002 through August 2004, he served as vice president finance and corporate controller of Fair Isaac Corporation, a provider of enterprise analytics software and services. From January 2000 through August 2002, he served as senior vice president, corporate finance, for HNC Software Inc., a provider of enterprise analytics software and services, until its acquisition by Fair Isaac Corporation. From August 1990 through January 2000, Mr. Clark served in the technology industry group of PricewaterhouseCoopers LLP, attaining the title and role of Senior Manager, Audit and Business Advisory Services. He graduated with highest distinction earning a Bachelor’s degree in Business Administration with an emphasis in accounting from The University of Iowa and is a certified public accountant.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held seven (7) meetings during fiscal year 2009. Each director attended or participated telephonically in 75% or more of the aggregate of (i) the total number of the meetings of the Board of Directors (held during the period for which such director was a director) and (ii) the total number of meetings of all committees on which such director served (held during the period for which such director served as a committee member) during fiscal year 2009.

Leadership Structure	The Board currently combines the role of chairman of the board with the role of chief executive officer, and has a separate named Lead Director position to further strengthen the governance structure. The board believes this provides an efficient and effective leadership model for the company. Combining the chairman and CEO roles is believed to foster clear accountability, effective decision-making, and alignment on corporate strategy and execution, as well as facilitate information flow between management and the Board, which are believed to be essential to effective governance. To assure effective independent oversight, the board has adopted a number of governance practices, including: a strong, independent, and clearly-defined Lead Director role (see “Lead Director” section below) and executive sessions of the independent directors that take place after every board and Committee meeting. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director	Robert Smith, an independent director who also serves as chairman of the Nominating and Governance Committee, was selected by the Board to serve as the Board’s Lead Director in 2005 and has been re-elected to such role annually since 2005. The Lead Director has the responsibility of acting as the lead independent Director, which includes presiding at all Board meetings at which the Chairman is not present as well as presiding at executive sessions of the Board, which exclude all non-independent directors and take place at a minimum after every Board and committee meeting. The Lead Director also (i) prepares and consults with the CEO and Chairman on Board agendas and materials to be presented; (ii) acts as a liaison between Company management and the non-management directors, including briefing, as appropriate, the CEO and any other management directors about the results of deliberations among independent directors; (iii) maintains frequent contact and communication with the Chairman and CEO advising him on matters arising between board meetings; and (iv) serves as the Board liaison for consultation and communication with shareholders as appropriate.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the Committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive and non-executive compensation plans and arrangements including ensuring that compensation programs do not encourage excessive risk-taking. The Audit Committee oversees management of financial risks and internal controls. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Independence	The Board of Directors has determined that each of its current directors, including all nominee directors, has no material relationship with Epicor and is independent within the meaning of the NASDAQ Stock Market, Inc. director independence standards, as currently in effect, with the exception of L. George Klaus, who serves as the Company’s Chairman, President and Chief Executive Officer.

Committees of the Board of Directors	The Board of Directors has Audit, Nominating and Corporate Governance, and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and all members of each committee are non-employee directors. The following describes each committee and its function, its current membership and the number of meetings held during fiscal year 2009.

Audit Committee	The Audit Committee currently consists of Messrs. Michael Kelly, Smith, Hackworth, Dillon, Richardson and Hajjar, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Michael Kelly currently serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Michael Kelly is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held four (4) meetings during fiscal year 2009. Mr. Dillon was appointed to the Audit Committee in April 2009 and Mr. Hajjar was appointed to the Audit Committee when he joined the Board in February 2010.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on Epicor’s website at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-IRHome under “Corporate Governance.” The audit committee reviews and reassesses the adequacy of the charter on an annual basis.

The Audit Committee is tasked with numerous duties and responsibilities all of which are spelled out in its written charter. Amongst these duties are overseeing the Company’s accounting, financial reporting and audit processes; making recommendations to the Board of Directors regarding the selection of independent auditors; reviewing the results and scope of audit and other services provided by the independent auditors; reviewing the accounting principles and auditing practices and procedures to be used in preparing the Company’s financial statements and reviewing the Company’s internal controls and procedures to ensure compliance with the Sarbanes-Oxley Act of 2002. The Audit Committee also reviews with management the Company’s financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including reviewing the Company’s risk management policies and procedures, which include its investment policies, and the implementation of these policies.

The Audit Committee works closely with management and the Company’s independent auditors. The Audit Committee meets with the independent auditors in an executive session, without the presence of our management, on at least a quarterly basis at the quarterly Committee meetings. These meetings are to review the results of the independent auditor’s work and take place following the completion of their quarterly reviews and annual audit, and prior to our earnings announcements. The Audit Committee also meets with the independent auditors to approve the annual scope of the audit services to be performed.

The Audit Committee Report is included herein on page 68.

Nominating and Governance Committee	The Nominating and Governance Committee currently consists of Messrs. Michael Kelly, Hackworth, Richardson, Pickup and Smith, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc. director independence standards, as currently in effect. Mr. Smith serves as Chairman of the Nominating and Governance Committee and also as the Lead Director. Messrs. Pickup and Richardson were appointed to the Nominating and Governance Committee in April 2009.

The Nominating and Governance Committee held four (4) meetings during fiscal year 2009 and acted by unanimous written consent on several occasions as well. The Board of Directors has adopted the Nominating and Governance Committee charter, which is available on Epicor’s website at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-IRHome under “Corporate Governance.”

The Nominating and Governance Committee considers and periodically reports on matters relating to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees; develops and recommends governance principles applicable to the Company and the Board of Directors; oversees the evaluation of the Board of Directors and management; and oversees and recommends to the Board the annual compensation for the independent members of the Board of Directors.

The Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to our Corporate Secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under the section “Deadline for Receipt of Stockholder Proposals” and are discussed in detail in our bylaws, which will be provided to you upon written request, as specified above under the section “Deadline for Receipt of Stockholder Proposals.”

Director Qualifications	The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of

Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding Epicor values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a reasonable number that permits them, given their individual circumstances, to responsibly perform all of their director duties. Each director must represent the interests of all stockholders.

Director Diversity	While the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. The Nominating and Governance Committee believes that board membership should also reflect diversity in its broadest sense, and is particularly interested in maintaining a mix that includes the following backgrounds: active or retired chief executive officers and senior executives, particularly those with experience in technology such as software and professional services, as well as backgrounds in operations, finance, accounting, investment banking, sales and marketing and international business.

Identification and Evaluation of Nominees for Directors	The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers any properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Six of the seven nominees for election to the Board of Directors this year, namely Messrs. Klaus, Michael Kelly, Smith, Hackworth, Dillon and Pickup, have previously stood for election to the Board by the stockholders at the 2009 annual meeting. Mr. Hajjar has not recently stood for election to the Board by the stockholders of Epicor Software, although he did serve as a Director of the Company from 1996 to 1999 when the Company was named Platinum Software Corporation.

Mr. Hajjar joined the Board of Directors in February 2010. He first came to the attention of the Board of Directors through his prior service on the Epicor Board (then known as Platinum Software) from 1996 to 1999, as well as his continuing professional relationship with the Company’s CEO and Chairman George Klaus, who served on the Board with Mr. Hajjar during the 1996 to 1999 period. The Board of Directors reviewed and considered Mr. Hajjar and his qualifications and voted to appoint him to the Board of Directors on February 9, 2010. Since that time, Mr. Hajjar has served actively on the Board of Directors and the Audit Committee. Mr. Hajjar’s background and qualifications are described above under the section “W. Douglas Hajjar.”

Compensation Committee	The Compensation Committee currently consists of Messrs. Hackworth, Michael Kelly, Dillon and Smith, each of whom is independent within the meaning of the applicable NASDAQ Stock Market, Inc., director independence standards, as currently in effect. The Compensation Committee held ten (10) meetings during fiscal year 2009 and acted by unanimous consent on several occasions. The Compensation Committee also met in January and February 2010, following the end of fiscal year 2009, to review fiscal year 2009 compensation and set fiscal year 2010 executive and non-executive compensation. Mr. Hackworth currently serves as Chairman of the Compensation Committee. Mr. Dillon was appointed to the Compensation Committee on February 9, 2010.

The Compensation Committee Report is included herein on page 23.

Role of our Compensation Committee	The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-IRHome under “Corporate Governance.”

One of the primary responsibilities of the Compensation Committee is administering the Company’s executive compensation program. Specifically, the Compensation Committee oversees and makes recommendations to the Board of Directors regarding our compensation and benefit plans and policies, administers our stock plans and reviews and approves annually all compensation decisions relating to all executive officers, including our Chief Executive Officer as well as the compensation for any of our executive vice president level employees.

The Compensation Committee annually performs a review of our compensation policies, including policies and strategies relating to executive compensation, including the appropriate mix of base salary, bonuses and long-term incentive compensation. The Compensation Committee also reviews and approves all annual bonuses, long-term incentive compensation, stock option, employee pension and welfare benefit plans (including our 401(k), long-term incentive plan and management incentive plan) for our executive officers. The Company’s processes and procedures for the consideration and determination of executive and director compensation are discussed in further detail below under the section “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, no member of the Compensation Committee was an officer or employee of Epicor, and no member of the Compensation Committee has been at any time in the past an officer of Epicor. During fiscal year 2009, no member of the Compensation Committee or executive officer of Epicor served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	The Company’s policy is to invite, but not require directors to attend annual meetings of Epicor stockholders. Two (2) directors attended the Company’s 2009 annual meeting of stockholders.

Communicating with the Board of Directors	Epicor’s policy is that stockholders may communicate with the Board of Directors by submitting an email to bod@epicor.com, or by writing to us at Epicor Software Corporation, Attention: Board of Directors, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded. All other stockholder communications related to the Board and the Company’s business are forwarded directly to the entire Board of Directors by the General Counsel of the Company.

Code of Ethics	The Board of Directors has adopted a Worldwide Code of Business Conduct and Ethics, which is applicable to the Company, including the Chief Executive Officer, President, Chief Financial Officer and all officers of the Company. The Board has also adopted separate Corporate Governance Guidelines, which contains provisions specifically applicable to directors, including their role, qualifications, responsibilities, communications and continuing education.

We will provide a copy of the Worldwide Code of Business Conduct and Ethics and/or the Corporate Governance Guidelines upon request made by email to investorrelations@epicor.com or in writing to Epicor Software Corporation, Attention: Investor Relations, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612. A copy of the Worldwide Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on Epicor’s website at http://ir.epicor.com/phoenix.zhtml?c=86140&p=irol-IRHome under “Corporate Governance.” Epicor will disclose any amendment to the Worldwide Code of Business Conduct and Ethics or the Corporate Governance Guidelines or waiver of a provision of the Worldwide Code of Business Conduct and Ethics or the Corporate Governance Guidelines, including the name of the officer to whom the waiver was granted, on our website at www.epicor.com, on the Investor Relations page.

DIRECTOR COMPENSATION

2009 Director Compensation Table (1) (2)

Name	Fees Earned or Paid in Cash ($) (3)		Option Awards ($) (4)	Stock Awards ($) (5)		Total ($)
Robert H. Smith (6)	131,250		—	120,000		251,250
Michael Kelly (6)	118,250		—	120,000		238,250
James T. Richardson (6)	79,560		—	120,000		199,560
Michael Hackworth (6)	111,250		—	120,000		231,250
John M. Dillon (7)	59,091		—	56,000		115,091
Richard H. Pickup (8)	106,160	(8)	—	—	(8)	106,160
W. Douglas Hajjar (9)	—		—	—		—

(1)	L. George Klaus, the Company’s Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no additional compensation for his service as a director. Mr. Klaus’ compensation as an employee is listed in the Summary Compensation Table.
(2)	Thomas Kelly, the Company’s former President and Chief Executive Officer through January 19, 2009, is not included in this table as he was an employee of the Company and thus received no additional compensation for his service as a director. Mr. Kelly’s compensation as an employee is listed in the Summary Compensation Table.
(3)	This column includes annual retainer, committee chair fees (as applicable) and board and committee meeting fees, as described below.
(4)	This column shows the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. The assumptions used to calculate the numbers in this column are set forth under Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2009 filed with the SEC on March 12, 2010.
(5)	This column shows the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the numbers in this column are set forth under Note 10 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for 2009 filed with the SEC on March 12, 2010.
(6)	On February 2, 2009, Messrs. Michael Kelly, Hackworth, Richardson and Smith each received a grant of 33,803 shares of stock in connection with their continuing service as directors for 2009. Each such grant vested on the grant date and had a FASB ASC Topic 718 grant date fair value of $120,000. At December 31, 2009, the aggregate number of option awards and restricted stock awards outstanding was as follows: Mr. Smith — 22,500 shares subject to options and zero shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Michael Kelly — 35,000 shares subject to options and zero shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Richardson — zero shares subject to options and 7,500 shares of restricted stock subject to a lapsing right of repurchase by the Company; Mr. Hackworth — zero shares subject to options and zero shares of restricted stock subject to a lapsing right of repurchase by the Company.
(7)	On February 24, 2009, Mr. Dillon joined the Epicor Board of Directors and received a grant of 20,000 shares of restricted stock in connection with such appointment for 2009. Such grant of restricted shares vested 5,000 shares on the grant date and 1,875 shares for each subsequent quarter such that the entire grant shall fully vest in 2 years. The grant had a FASB ASC Topic 718 grant date fair value of $56,000. At December 31, 2009, the aggregate number of option awards and restricted stock awards outstanding for Mr. Dillon was zero shares subject to options and 9,375 shares of restricted stock subject to a lapsing right of repurchase by the Company.
(8)

On February 24, 2009, Mr. Pickup joined the Epicor Board of Directors, but elected to forego receiving the grant of 20,000 shares of restricted stock usually granted in connection with such appointment for 2009. Subsequently, the Board agreed that in lieu of such grant of shares, Mr. Pickup, who already claimed beneficial ownership of over 3 million shares of Company stock, could receive cash in lieu of such shares. Such cash payments were made to Mr. Pickup based on the normal vesting schedule of the 20,000 restricted share grant, namely he received the cash fair market value of the 5,000 shares vesting on the grant date and the cash fair market value of the 1,875 shares vesting each subsequent quarter during 2009. The grant would have had a FASB ASC Topic 718 grant date fair value of $56,000. During 2009, Mr. Pickup earned $49,850 in lieu of receiving such shares. At December 31, 2009, the aggregate number of option awards and restricted stock awards outstanding for Mr. Pickup was zero shares subject to options and zero shares of restricted stock subject to a lapsing right of repurchase by the Company.

(9)	Mr. Hajjar did not join the Board of Directors until February 2010 and thus did not receive any compensation as a director in 2009.
In 2009, the Board of Directors of the Company, as recommended by the Nominating and Governance Committee, approved the Company paying each non-employee director of the Company the following Cash and Equity compensation:

Director Cash Compensation	In 2009, the Company paid to each independent director a $50,000 annual retainer fee and a $2,000 fee for physical attendance at a board meeting. The board meeting fee was $1,000 if attendance was via phone. Non-employee members of the Audit Committee, Nominating and Governance Committee and Compensation Committee were not paid any fees for attending individual committee meetings, but did receive yearly retainer fees of $12,000, $8,000 and $8,000, respectively for fulfilling such roles. Such retainers, including the $50,000 annual retainer, were paid out quarterly in advance. Additionally, the chairpersons of the Audit Committee, Nominating and Governance Committee and Compensation Committee received yearly retainer fees of $24,000, $16,000 and $16,000, respectively for fulfilling such roles and such retainers were paid out quarterly in advance. The Lead Independent Director, Robert Smith, also received an annual retainer fee of $20,000 for fulfilling such role, which was paid out quarterly in advance.

Director Equity Compensation	Initial Director Grants With respect to director equity compensation in 2009, the Board of Directors approved each newly appointed director receiving 20,000 shares of restricted stock. Messrs. Dillon and Pickup were the only non-employee directors of the Company who commenced service on the Board of Directors in 2009. However, as described below, Mr. Pickup elected to forego receiving the grant of shares. The 20,000 share initial commencement grant vested as to 5,000 on the day of the grant and the remaining 15,000 shares began vesting quarterly thereafter in equal 1,875 share blocks such that they are fully vested within two years of the grant. Mr. Pickup elected to forego receiving the grant of 20,000 shares of restricted stock usually granted in connection with such appointment for 2009. Subsequently, the Board agreed that in lieu of such grant of shares, Mr. Pickup, who already beneficially owned over 3 million shares of Company stock could receive cash in lieu of such shares. Such cash payments were made to Mr. Pickup based on the normal vesting schedule of the 20,000 restricted share grant, namely he received the cash fair market value of the 5,000 shares vesting on the grant date and the cash fair market value of the 1,875 shares vesting each subsequent quarter during 2009. The grant would have had a FASB ASC Topic 718 grant date fair value of $56,000. During 2009, Mr. Pickup earned $49,850 in lieu of receiving such shares.

Continuing Director Grants    Each continuing director of the Board of Directors in 2009 received an additional grant of restricted shares of stock for their continuing service. Such grant was made in the number of restricted shares necessary to equal a total market value of $120,000 using the closing price of the Company Stock as of the February 3, 2009 date of the grant. On February 3, 2009, the stock closing price was $3.55 per share resulting in a grant of 33,803 shares of restricted Company stock to each of Messrs. Michael Kelly, Hackworth, Richardson and Smith. Each such director was deemed to have paid through services rendered the par value of $0.001 for each share of restricted stock granted. The 2009 grant to existing continuing directors vested on the February 3, 2009 grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 12, 2010, the Record Date, regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company’s capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the persons named in the Summary Compensation Table and (iv) all current directors and executive officers of the Company as a group:

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
FMR LLC Edward C. Johnson 3d Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	6,454,375	(1)	10.2%

Richard H. Pickup Pickup Family Trust Gamebusters Inc TB Fund, LLC Carole Pickup Dito Caree, LP Dito Devcar, LP Pickup CRUT I Pickup CRUT II 2321 Alcova Ridge Dr. Las Vegas, NV 89134	3,350,450	(2)	5.3%

Todd Martin Pickup Vintage Trust II Vintage Trust Pickup Grandchildren’s Trust Plus Four Equity Partners, L.P. Pickup Living Trust 2532 Dupont Drive, Irvine, CA 92612	5,663,800	(3)	9.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,679,279	(4)	5.8%

Elliott Associates, L.P. Elliott International, L.P. Elliott International Capital Advisors, Inc 551 Fifth Avenue New York, NY 10176	8,735,000	(5)	13.8%

L. George Klaus	3,951,086	(6)	6.3%
Robert H. Smith	362,900	(7)	*

	Common Stock
Name and Address of Beneficial Owner (†)(+)	Amount and Nature of Beneficial Ownership		Percentage of Class**
Michael Kelly	133,591	(8)	*
James T. Richardson	79,997	(9)	*
Michael L. Hackworth	85,091	(9)	*
John M. Dillon	36,194	(9)	*
W. Douglas Hajjar	20,000	(9)	*
Russell C. Clark	148,378	(9)	*
Michael Pietrini	392,684	(10)	*
All current directors and officers as a group (10 persons)	8,560,371		13.6%

*	Less than 1%
**	Based on 63,126,232 shares of Epicor Common Stock outstanding on the Record Date, excluding 2,179,277 shares of Common Stock held by the Company as treasury stock.
†	Unless otherwise indicated, the address for each beneficial owner listed in this table is c/o Epicor Software Corporation, 18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612.
+	Unless otherwise indicated, the person named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(1)	This Information is based solely upon a Schedule 13G filed on February 16, 2010.
(2)	This Information is based solely upon a Schedule 13G filed on February 12, 2010.
(3)	This Information is based solely upon a Schedule 13G filed on February 12, 2010.
(4)	This Information is based solely upon a Schedule 13G filed on January 29, 2010.
(5)	This Information is based solely upon a Schedule 13D filed on May 27, 2009. Shares listed do not include Elliott’s holdings of Company’s 2-3/8% Convertible Bonds due May 15, 2027, as reported on the Schedule 13D as such holdings are non-voting and are not convertible to common stock within sixty (60) days following the Record Date.
(6)	Includes 337,423 shares of common stock held by Mr. Klaus’ spouse and which for such shares Mr. Klaus disclaims beneficial ownership. Also includes 372,000 shares of common stock subject to options held by Mr. Klaus, as well as 47,812 shares of common stock subject to options held by Mr. Klaus’ spouse, for which he disclaims beneficial ownership. All of such options are vested and/or exercisable within sixty (60) days following the Record Date.
(7)	Includes 22,500 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date. Shares listed do not include Mr. Smith’s holdings of Company’s 2-3/8% Convertible Bonds due May 15, 2027, as reported on Mr. Smith’s Form 4 filed March 2, 2009, as such holdings are nonvoting and are not convertible to common stock within sixty (60) days following the Record Date.
(8)	Includes 35,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.
(9)	Includes zero shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.
(10)	Includes 48,000 shares of common stock subject to options that are vested and/or exercisable within sixty (60) days following the Record Date.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected McGladrey & Pullen, LLP (“M&P”) to audit our financial statements for the fiscal year ending December 31, 2010.

M&P has served as our independent registered public accounting firm since April 2006. The Board of Directors expects that representatives of M&P will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of Epicor and its stockholders. If the stockholders do not ratify the appointment of M&P, the Board of Directors may reconsider its selection.

Fees Billed By McGladrey & Pullen, LLP During Last Two Fiscal Years	The following tables set forth the approximate aggregate fees billed to Epicor during fiscal years 2009 and 2008 by M&P:

McGladrey & Pullen, LLP	2008	2009
Audit Fees (1)	$2,208,894	$2,427,645
Audit-Related Fees (2)	678,109	—
Tax Fees (3)	—	32,632
All Other Fees	—	—

Total Fees	$2,887,003	$2,460,277

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including all fees related to review of internal controls and compliance pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits required by non-U.S. jurisdictions.
(2)	Audit-Related Fees: This category consists of assurance and related services by M&P that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”
(3)	Tax Fees: This Category consists of fees for professional services rendered by M&P for tax compliance including tax return preparation as well as any fees associated with tax planning.

The Audit Committee has established a policy governing our use of our independent auditors M&P for non-audit services. Under the policy, management may use the independent auditors for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2009 and fiscal 2008, all fees identified above under the captions “Audit-Related Fees”, “Tax Fees” and “All Other Fees” that were billed by M&P were approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures established by the Audit Committee.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by M&P is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of M&P as our independent auditors. Abstentions will have the effect of a vote “against” the ratification of M&P as our independent auditors. Broker non-votes will have no effect on the outcome of the vote.

Recommended Vote	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF MCGLADREY & PULLEN, LLP AS EPICOR’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Respectfully submitted by:

Robert H. Smith

Michael Kelly

Michael Hackworth

John Dillon

Compensation Discussion And Analysis

Overview of Compensation Program and Philosophy	The Company operates a global software and services business in a very competitive and dynamic market environment and the Company’s executive compensation programs are designed to meet the challenges inherent in running such a business in such a competitive environment. Specifically, the Executive Compensation programs are designed to align the creation of stockholder value with the compensation earned by our executive officers by rewarding the achievement of both annual and longer term goals of the Company. The Company’s compensation and benefits programs are based on these objectives:

•	Compensation should attract, motivate, reward and retain superior talent;

•	Compensation should encourage superior performance without excessive risk;

•	Compensation should be commensurate with Company performance and stockholder returns;

•	Compensation should provide performance awards for the achievement of financial and operational targets and other strategic objectives that are critical to our long-term growth; and

•	Compensation should align the interests of management with the interests of its stockholders.

In order to achieve these objectives, the Compensation Committee has reviewed and approved short and long term compensation plans, as implemented and maintained by Company management, that tie a substantial portion of the executives’ overall compensation to key financial and operational goals. The Company’s compensation programs reward executive officers for achieving these financial and operational goals, as well as achieving other objectives tied to individual performance. The Compensation Committee targets individual executive compensation at levels the Compensation Committee believes are comparable to, and competitive with, executives in other companies that are operating primarily in the high technology marketplace, including, specifically, competitors in the enterprise resource planning (ERP) software mid-market and companies with the same Software and Services industrial classification as the Company with very comparable annual revenues, all while taking into account the Company’s relative performance and strategic goals.

Balancing Compensation Programs and Risk	With the assistance of its compensation consultant (See below, “Role of Executive Officers and Consultants in Compensation Decisions”), the Compensation Committee regularly reviews the Company’s compensation policies and practices for all employees, including executive officers. Specifically, the Compensation Committee reviewed the Company’s compensation programs for any design features which may have the potential of encouraging excessive risk-taking, including highly leveraged payout curves and uncapped payouts; unreasonable goals or thresholds; and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. Based on such review, the Compensation Committee believes and has determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes, and has confirmed based upon its review, that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Role of Executive Officers and Consultants in Compensation Decisions	The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities and has periodically done so. Prior to 2007, the Compensation Committee had not retained compensation consultants to assist in creating or administering Epicor’s compensation policies for its executives. However, to assist management and the Compensation Committee, including in assessing and determining competitive compensation packages, beginning in 2007 and continuing through 2009, the Compensation Committee retained an outside consulting firm, Meyercord & Associates (“Meyercord”) specializing in executive compensation. During 2009, Meyercord assisted the Compensation Committee by updating an annual benchmark review of our executive compensation against a Committee defined Peer Group as discussed in more detail below. During 2009, Meyercord also assisted the Compensation Committee by providing industry Compensation analysis related to the Company’s then ongoing CFO search. Meyercord has not provided any other services to Epicor and has received no compensation other than with respect to the services provided to the Compensation Committee. Meyercord reports directly to the Compensation Committee and, while in conducting its assignments may contact the Company’s management, Meyercord does not perform any services for management. Based on the above, the Compensation Committee believes that Meyercord has retained its independence from the Company. Additionally, in 2009, the total fees paid to Meyercord for services rendered were significantly less than the $120,000 threshold requiring any further examination of Meyercord’s independence under Item 407(e) of Reg. S-K.

The Compensation Committee also meets periodically by invitation with Epicor’s Chief Executive Officer (CEO) and/or other company executives such as the Chief Financial Officer (CFO), Principal Accounting Officer

(PAO) and vice president (VP) of human resources (HR) to obtain information and/or recommendations with respect to Company compensation programs, practices and packages for executives and other employees, including base salaries, bonus targets and equity compensation. The Compensation Committee also holds independent executive sessions at each of its meetings, which are not attended by any members of management or non-independent directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive and non-executive compensation. The Compensation Committee weighs such management recommendations against the information from independent sources, such as compensation surveys, Meyercord and other available resources, prior to making any final determinations.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the Company’s officers, including its named executive officers, but may, if it chooses, delegate its responsibilities to subcommittees. For example, during fiscal years 2007 and 2009 to the present, the Compensation Committee delegated to the Company’s Chairman and CEO, L. George Klaus, the authority to grant long-term incentive awards to employees below the level of executive vice president pursuant to Equity Granting guidelines set by the Compensation Committee. This same authority was delegated to Director Thomas Kelly following his appointment as CEO in February 2008, and continued until his departure in January 2009. The Compensation Committee has also authorized the Company’s CEO to make salary adjustments and short-term incentive (bonus) decisions for employees other than executive officers pursuant to guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to executive officer compensation, and the Compensation Committee makes all determinations regarding executive officer compensation.

Benchmarking of Cash and Equity Compensation

The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the high technology industry. In early 2009, the Compensation Committee commissioned an update to its previous benchmarking study conducted by Meyercord in 2008. At the Compensation Committee’s request, Meyercord compiled, reviewed and compared the recent cash and equity compensation practices of a number of publicly and privately held companies each in the high technology industry with emphasis on software companies (the “Peer Group”) with the existing compensation program for the Company’s Executives. These companies were chosen for inclusion in the study based on certain business characteristics similar to ours, including technology offerings, revenues, stage of development, employee headcount and market capitalization. In addition to benchmarking studies, the Compensation Committee has historically taken into account input from other sources, including input from other independent members of the Company’s Board of Directors and publicly available data relating to the compensation practices and policies of other companies within and outside of our industry. While the Compensation Committee believes benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believes that gathering this information is an important part of its compensation-related decision-making process. In the fourth quarter of 2009 and continuing into the first quarter of 2010, the Compensation Committee commissioned a review and update to the benchmarking study previously conducted by Meyercord in early 2009.

2009 Peer Group	In making its compensation decisions, the Compensation Committee has historically benchmarked its salary, long term equity and non-equity target incentive levels and practices, as well as its performance results, in relation to other comparable software industry companies and technology companies of comparable size and performance in terms of revenue, market capitalization, number of employees, earnings per share and other similar factors. This Peer Group of publicly and privately-held companies generally have annual revenues between 1/2 to 2 times that of the Company, although as noted below a few companies included in the group have revenues outside of this range, but are included for other reasons. The Peer Group is annually reviewed and updated by the Compensation Committee and includes companies against which the Compensation Committee believes the company competes for executive talent. Such Peer Group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards), but it does not generally include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

The companies comprising the Company’s 2009 Peer Group for Executive Compensation were:

•	Ariba, Inc.
•	Borland Software Corp.
•	CSG Systems International, Inc.
•	i2 Technologies, Inc.
•	Informatica Corp.
•	JDA Software Group, Inc.
•	Lawson Software, Inc.
•	Manhattan Associates, Inc.
•	MicroStrategy, Inc.
•	NDS Group Limited
•	Novell, Inc.
•	Parametric Technology Corp.*
•	Progress Software Corp.
•	Red Hat, Inc.
•	Salesforce.com, Inc.*
•	SPSS Inc.
•	Sybase, Inc.*
•	TIBCO Software Inc.
•	The Trizetto Group, Inc.
•	Wind River Systems, Inc.

* Annual revenues for Parametric, Sybase and Salesforce fell outside of the  1/2 to 2 times Company revenue range generally followed by the Compensation Committee for Peer Group inclusion in that each had revenues greater than 2 times that of the Company. However, for 2009 these three companies were included in our Peer Group not only because we compete with them in products and services, as well as for talent, but because historically they had been included in our Peer Group, thus offering the Compensation Committee continuity in its annual evaluation.

2010 Peer Group	For its 2010 compensation analysis begun in late 2009, the Compensation Committee in consultation with Meyercord conducted an extensive review of the Peer Group and ultimately redefined its Peer Group to include companies in the same Software and Services industrial classification as the Company with comparable annual revenues to that of the Company. The 2010 Peer Group included the following 12 companies listed below:

•	Ariba, Inc.
•	Blackbaud, Inc.
•	Blackboard
•	JDA Software Group
•	ACI Worldwide
•	Ansys, Inc.
•	Informatica Corp.
•	MicroStrategy, Inc.
•	Progress Software Corp.
•	Rovi Corp.
•	Solera Holdings
•	Websense, Inc.

Additionally, and in order to provide the Compensation Committee with a more complete representation of current software industry competitors of comparable size and performance and with whom the Company competes for qualified executives, the Compensation Committee for 2010 also collected and considered data from the additional 8 companies listed below:

•	Deltek, Inc.
•	Lawson Software, Inc.
•	Manhattan Associates, Inc.
•	Micros Systems, Inc.
•	QAD, Inc.
•	Taleo Corp.
•	Tyler Technologies
•	Ultimate Software Group

2009 Executive Compensation Decisions

In 2009, total direct compensation for executives, which consisted of base salary, annual cash and equity incentive bonuses and long-term incentives, was targeted to be at the 50th percentile of the Peer Group for median level performance, with the compensation and incentive programs providing for increasing compensation up to the 75th percentile of the Peer Group for superior company performance. Actual compensation can be above or below the targeted range due to such factors as Company performance and individual considerations. Additionally, for any one individual, one or more compensation elements (base salary, short-term or long-term compensation) could be above the 75th or below the 50th percentile due to a variety of Company and individual factors. If any one element were dramatically outside of that range, the other elements would be adjusted accordingly in order to align the individual’s total compensation with the Company’s stated principals and compensation philosophy. Long-term equity incentive compensation is designed to comprise approximately one-half to two-thirds of total compensation. The emphasis on long-term equity incentives is designed to motivate management to generate successful results for the Company over the long term. These incentives are awarded in equity to create ownership interests in management and to better align the interests of management with the interests of stockholders.

The above policies guide the Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term annual bonus compensation. Based in large part upon the foregoing compensation objectives, the Compensation Committee has designed the Company’s annual and long-term incentive-based cash and non-cash executive compensation to both incentivize its executives to achieve the business goals set by the Company and to reward them for attaining these goals.

Although objective factors, such as Company performance and competitive market data based on the Peer Group, are the primary factors used by the Compensation Committee in setting compensation levels, more subjective individual considerations also influence the Compensation Committee’s decisions. For example, the Compensation Committee takes into account individual job performance, level of experience, retention issues and an executive’s anticipated ability to impact future results for the Company. For each named executive officer other than the Chief Executive Officer, the Compensation Committee receives information on such individual considerations from the Chief Executive Officer. The Chief Executive Officer discusses his evaluation of the named executive officers with the Compensation Committee and recommends compensation levels for such officers. In preparing that recommendation, the Chief Executive Officer assesses the performance of each named executive officer based upon his day-to-day interactions with such persons throughout the year. The Chief Executive Officer discusses any retention issues or concerns at this time as well. The Compensation Committee takes the Chief Executive Officer’s recommendations into account, along with competitive market data and Company performance, when setting compensation levels.

Except as described above, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short and long-term and cash and non-cash compensation, or among different forms of compensation. This is due in part to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive. However, utilizing these broad goals, the Compensation Committee expects that, over the long term, the Company will be able to attract and retain top executive talent while continuing to generate stockholder returns in excess of the average of its peer group. Historically, and in both fiscal 2008 and 2009, the Compensation Committee granted a majority of total compensation to its executive officers in the form of performance based cash and equity incentive compensation.

2009 Executive Compensation Elements	For the fiscal year ended December 31, 2009, the primary components of compensation for the Company’s executive officers were:

•	base salary;

•	annual performance-based non equity incentive cash awards through our Management Bonus Plan;

•	long-term and performance based equity incentive awards, including through our Performance Based Restricted Stock Program;

•	deferred compensation and other retirement benefits and

•	executive perquisites and generally available benefit programs.

Each of these elements is considered to be necessary to meet one or more of the primary objectives of the Company’s compensation policy. For instance, base salary levels are set with the intent of attracting employees and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform. Our annual performance-based non equity incentive awards and long-term equity incentive awards are also geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent over the longer term. Epicor believes that these elements of compensation have proven effective, and will continue to be effective in assisting the Company to achieve the objectives of its compensation program.

The Compensation Committee reviews each compensation program on an annual basis, including each of the above elements, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually along with the individual executive’s past and expected performance and future contributions to our business.

Base Salary	Base salaries for our executives are generally established based on the scope of their responsibilities, historical pay levels, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries (50th percentile) of individuals in comparable positions and markets, including amongst the Peer Group. Even if subject to employment agreements, base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review historically begins in the fourth quarter of each fiscal year and concludes in the first quarter of each fiscal year.

Chief Executive Officer George Klaus’s 2009 Salary    Our current 2009 Management Retention Agreement with Mr. Klaus, currently our Chairman, President and CEO, provides for a set base salary of $736,403 per year in each of 2009 and 2010. Mr. Klaus’s annual base salary was arrived at following the Compensation Committee’s consultation with the Company’s compensation consultant Meyercord, and after deliberation and analysis of the data and peer group information provided by Meyercord. Additionally, Mr. Klaus had a prior 12 year history as the Company’s CEO and President and such historical salary data played a significant role in establishing his salary for 2009 and 2010 under his Management Retention Agreement. The annual base salary for Mr. Klaus was considered competitive and in accordance with the Company’s desired compensation objectives.

Chief Financial Officer Michael Pietrini’s 2009 Salary In April 2009 we entered into a Management Retention Agreement with Mr. Pietrini upon his assuming the role of CFO and executive vice president, which provided for an annual base salary of $340,000 during 2009. Mr. Pietrini’s annual base salary was arrived at following the Compensation Committee’s consultation with the Company’s compensation consultant Meyercord, and after analysis of the competitive data and peer group information provided by Meyercord. Such annual base salary for Mr. Pietrini was considered competitive and in accordance with the Company’s desired compensation objectives.

Principal Accounting Officer/Controller Russell Clark’s 2009 Salary In April 2009, the Compensation Committee increased Mr. Clark’s base salary to $250,000 representing a 6.4% increase over his $235,000 base salary in 2008. The Compensation Committee approved this increase in order to maintain Mr. Clark’s salary in conformance with market data from the Peer Group, as well as to retain him and maintain his salary with the Committee’s stated compensation objectives for Company executives. Mr. Clark, who had served as the Company’s senior vice president, finance and Company Principal Accounting Officer since May 15, 2008, was seen as having played a critical role to the Company during 2008 following the departure of the Company’s former CFO, Michael Piraino. Additionally, and with the retention of Mr. Pietrini in 2009, Mr. Clark was seen as being important to the ongoing success of the Company in 2009. Mr. Clark’s original 2008 base salary was negotiated as part of his compensation package when he was promoted to senior vice president in May 2008. Mr. Clark’s 2009 annual base salary was considered competitive and in accordance with the Company’s desired compensation objectives.

Annual Performance Based Non-Equity (Cash) and Equity Incentive Programs	Historically, the Company has maintained two forms of annual performance based incentive programs for its executives and other officers and managers in the Company. These two programs include (i) an annual performance-based non equity incentive cash award known as the Management Bonus Program (“MBP”) and (ii) a long-term performance based equity incentive award program known as the Performance Based Restricted Stock Program (“PBRSP”). The Company’s annual incentive programs for executive officers and other officers and managers of the Company are designed and intended to reflect the Compensation Committee’s belief that a significant portion of the compensation of each executive officer should be contingent upon the Company’s performance. The annual targets for the Company’s Performance Incentive Programs are determined through the Company’s annual planning process in connection with the development of the Company’s yearly Operating Plan.

2009 Operating Plan and Performance Measures	The Company’s annual planning and budgeting process begins in October before the beginning of the next fiscal year and culminates in the creation and approval by the Board of the Company’s Operating Plan for that next fiscal year. The performance measures and targets for the company’s 2009 performance based MBP and PBRSP were also determined through such annual planning process and ultimately were derived based in large part upon the Company’s Operating Plan for the next year.

The Company’s 2009 fiscal year operating plan was developed at the end of 2008 and the beginning of 2009 by the Board of Directors of the Company and then CEO Thomas Kelly (the “Operating Plan”). The Operating Plan was developed on the basis of several factors including (i) the Company’s performance for the prior fiscal year, (ii) estimates of software and hardware sales and services revenue for the plan year based upon recent market conditions, expected economic and market trends and competition and other factors that, based on historical experience, were expected to affect the level of sales that could be achieved, (iii) historical operating costs and cost savings that management believed could be realized, (iv) competitive conditions faced by the Company and (v) anticipated incremental expenditures over prior fiscal years. Importantly, the Operating Plan was built upon an anticipated significant upturn in the economy, and therefore, even stronger Company opportunity and performance, in the second half of 2009. All of these factors led the Board to believe that the Company would meet and/or exceed its Operating Plan. Based upon this Operating Plan and the assumptions underlying it, as well as consideration of the past and anticipated performance of its Peer Group competitors, the Compensation Committee determined and set aggressive annual Revenue and EBITDA targets for the Company’s 2009 MBP and PBRSP. The Compensation Committee believed that achievement of these goals would require significant effort by the Company’s officers and be difficult to achieve.

Revenue and EBITDA targets are both performance measures that were approved by the Company’s shareholders in approving the original 2007 Stock Incentive Program and the subsequent amendment to the 2007 Plan in June 2009. The Compensation Committee believes that utilizing Company Revenue and EBITDA as performance measures in its annual non-equity and equity incentive programs serves to align the interests of the executives and other incentive program participants with both Company performance and shareholder interests. Additionally, both measures provide the executives with incentives to achieve favorable current results, while also producing long-term growth for the Company.

As in prior years, the specific 2009 EBITDA and Revenue performance targets were considered rigorous and set sufficiently high to require superior performance and were judged to be difficult to achieve. Reflecting the level of difficulty of these historical targets, the maximum MBP award (for Revenue only) was achieved only once in the past five years and the maximum award has never been achieved for the PBRSP.

Although both the MBP and PBRSP programs utilize similar Revenue and EBITDA performance measures, in order to avoid concerns that the two programs result in Executives being compensated twice for the same performance, the thresholds and the payout levels for each program are historically significantly different such that achievement of any specified level of Revenue or EBITDA does not necessarily result in a payout under both programs. For example, historically, the threshold payout level for Revenue under MBP is 75% of target, whereas the threshold payout for revenue under the PBRSP has been 95%. Additionally, potential awards to executives under each of the two programs are considered individually and collectively by the Compensation Committee and its consultant Meyercord each year in order to ensure that expected annual cash and equity incentive awards fall within the Compensation Committee’s stated principals and compensation philosophy, namely targeting executive compensation to be at the 50th percentile of the Peer Group for median level performance with the programs providing for increasing compensation up to the 75th percentile of the peer group for superior company performance.

For 2009, the Compensation Committee approved EBITDA and Revenue threshold, On Target (“OTE”), and maximum targets based on the following percentages:

2009 PBRSP

	Revenue	EBITDA (as % of Revenue target)
Maximum Award	105%	20.7%
Target (ote) Award	100%	16.7%
Threshold Award	95%	12.1%

2009 MBP

	Revenue	EBITDA (as % of Revenue target)
Maximum Award	105%	17.5%
Target (ote) Award	100%	16.7%
Threshold Award	75.1%	16.7%

In July 2009, the Board and Compensation Committee of the Board conducted its annual mid-year review of the Operating Plan. With the first two quarters of 2009 completed, and based upon those results, it was apparent to the Board that the severe economic downturn begun in 2008 was continuing, and perhaps even worsening, and that the anticipated second half 2009 upturn in US and global economic conditions underlying the 2009 Operating Plan was not materializing and would not be realized in 2009. As a result, it was also clear that the Operating Plan was no longer realistic or achievable and that the annual Revenue and EBITDA targets premised upon such Operating Plan and underlying the company’s PBRSP and MBP were no longer achievable despite the best efforts and continued hard work of the Company and management. The Board also considered the impact of the changes to the Company’s executive management team during the first half of 2009, namely changes to the CEO and CFO positions and reviewed considerations set forth by the new executives regarding the continued deterioration of the economic environment experienced during the first half of 2009 and the potential significantly negative impact on the prior executive teams’ expectations for a significant economic recovery in the second half of 2009. Thus, the Compensation Committee determined that neither the MBP nor PBRSP were fulfilling the incentive and retention purposes of the Compensation Committee’s stated compensation philosophy and objectives for Company executives. At the same July 2009 mid-year Operating Plan review, the Board also reviewed the Company’s performance relative to its peers for the first half of 2009. The Board determined that through the first half of 2009, the Company had outperformed almost all of its peers in EBITDA percentage and virtually all other meaningful financial categories for the first half of 2009. Additionally, the Company’s Q2 2009 software license revenue and Earnings Per Share (“EPS”) exceeded almost all of the equity analysts’ estimates as well as the Thomson Reuters consensus estimates. Thus, while the continuing impact of the depressed economic conditions on the Company’s performance compared to the Operating Plan made achievement of the Operating Plan and the EBITDA and Revenue performance targets under the MBP and PBRSP unattainable, the Company’s financial performance was superior to its peers in many respects and was resulting in the creation of significant shareholder value, including relative to its peers.

In light of the above conditions existing as of July 2009, and following extensive deliberations, the Compensation Committee believed that in order for the Company’s Cash and Equity incentive programs to continue to meaningfully incent and reward Managements’ continued performance for the remainder of 2009, which had resulted in superior operating performance in many respects as compared to the Company’s peer group and had meaningfully increased shareholder value during the first half of 2009, that some form of midyear adjustments to the MBP and PBRSP was necessary. Thus, in July 2009, the Board revised the Company’s 2009 Operating Plan downward for the second half of 2009 and for the year in total. The Compensation Committee and Board also considered but chose not to modify or amend the existing target Revenue and Adjusted EBITDA levels under the 2009 MBP and PBRSP. However, as a result of the adjustment to the mid year Operating Plan review, and in recognition of the Company’s performance and returns to stockholders during the first half of the year, the Compensation Committee and Board did agree to adjust downward the threshold EBITDA and Revenue levels for which minimum threshold awards could be achieved under the 2009 PBRSP, and adjusted downward the EBITDA threshold levels for which minimum threshold awards could be achieved under the 2009 MBP. The Compensation Committee felt that the original minimum threshold Revenue levels under the MBP were sufficient and thus no adjustment for the 2009 MBP minimum threshold Revenue levels was made. Following the July 2009 mid year review, the Company’s Operating Plan and performance measures and targets under the MPB and PBRSP were not amended or adjusted in any way for the remainder of 2009.

The chart below demonstrates the particular details of the adjustments made to the 2009 MPB and PBRSP minimum thresholds as agreed to by the Compensation Committee following the July 2009 midyear operating plan review.

2009 PBRSP

	Original 2009		Revised July 2009
	Revenue	EBITDA (as % of Rev)	Revenue	EBITDA (as % of Rev)
Maximum award	105%	20.7%	105%	20.7%
Target (ote) award	100%	16.7%	100%	16.7%
Threshold award	95%	12.1%	82%	11.25%

2009 MBP

	Original 2009		Revised July 2009
	Revenue	EBITDA (as % of Rev)	Revenue	EBITDA (as % of Rev)
Maximum award	105%	17.5%	105%	17.5%
Target (ote) award	100%	16.7%	100%	16.7%
Threshold award	75.1%	16.7%	75.1%	13.9%

2009 Management Bonus Plan (MBP)	Historically, the Compensation Committee establishes the annual MBP to promote the achievement of Company financial performance objectives based on various financial targets. In 2009, the MBP was an annual cash incentive program.

As a result of the MBP, the proportion of each executive’s total cash compensation that is represented by incentive based income may increase in those years in which the Company’s profitability increases. The MBP is intended to motivate and reward executive officers and other participants by directly linking the amount of any incentive bonus to specific company-based performance targets and specific individual-based performance targets. The Compensation Committee evaluates the Company’s performance, as well as that of its executive officers, and approves a bonus percentage of the individual’s base salary based upon the results of its evaluation after the end of each fiscal year. To help achieve Epicor’s goal of retaining key talent, payouts under the MBP are not earned on a partial year basis, but rather an executive must remain employed for the entire fiscal year in order to be eligible under the MBP for that fiscal year. Historically, bonuses have been payable in cash unless the executive elects to defer all or part of the bonus into the Company’s Deferred Compensation Plan described below.

The Compensation Committee uses an adjusted EBITDA measure along with Revenue as targets under the MBP. The adjusted EBITDA measure excludes foreign currency, restructuring charges and in process research and development. The Compensation Committee believes that adjusted EBITDA better facilitates comparisons of the Company’s operating performance from period to period by enhancing the understanding of our operating results from period to period and in comparing performance with Peer Group competitors.

Adjusted EBITDA is believed to be a useful tool given the significant variation that can result from such factors as the timing of capital expenditures and the amount of intangible assets recorded, foreign currency exchange risk and such other “non-operating” results. Under the terms of the MBP, each of the two targets (Adjusted EBITDA and Revenue) are equally weighted at 50% of each executives potential plan payout and each goal operates independently of the other in terms of calculating payouts under the MBP. Target bonus opportunities are established as a percentage of base salary. Bonus amounts for fiscal 2009 were intended to provide total cash compensation for executives at the 50th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and from the 50th percentile to 75th percentile when superior financial and operational results are achieved by the Company. If the target levels for one or both of the performance goals are not achieved, executives will earn less or no payments under the MBP.

Under the 2009 MBP, the Company was required to achieve at least 75.1% of the respective adjusted EBITDA or revenue targets in order for executives to begin to accrue a bonus under the plan. If the Company achieves 75.1% or more of either the adjusted EBITDA or revenue targets, an eligible executive will receive a bonus under the MBP, which bonus amount increases as the actual adjusted EBITDA and/or revenue results for the Company increase. If the adjusted EBITDA and revenue targets are both achieved, the MBP pays out at 100% of the bonus target amount. If the Company performance exceeds the Adjusted EBITDA and Revenue targets, participants in the plan receive amounts greater than their target bonuses. The bonuses are designed such that as actual above target adjusted EBITDA and revenue increases as a percentage of the targets, actual bonuses as a percentage of target bonus amounts increase by a greater percentage. However, the bonus opportunity for any executive in any one year is capped at 200% of their targeted bonus amounts.

2009 Management Bonuses    In 2009, Mr. Klaus’ target bonus was 70% of his base salary, the target bonus for Mr. Tom Kelly was set at 60% of his base salary, the target bonus for Mr. Pietrini was 50% of his base salary and the target bonus for Mr. Clark was set at 45% of his base salary. Thus, under the formula approved by the Compensation Committee, the fiscal 2009 potential bonus for Mr. Klaus ranged from zero to a maximum of 140% of his annual base salary and the potential bonus for Mr. Kelly ranged from zero to a maximum of 120% of his annual base salary. For Mr. Pietrini, the range for his fiscal 2009 potential bonus was from zero to a maximum of 100% of his annual base salary and for Mr. Clark, the range for his fiscal 2009 potential bonus was from zero to a maximum of 90% of his annual base salary. In 2009, our named executive officers received 59.6% of their target bonuses based on Revenue achievement and received 57.8% of their target bonuses based on EBITDA achievement. These achievements resulted in a combined payout to the Executives under the MBP of approximately 58.7% of their respective target bonus amounts. Mr. Tom Kelly’s employment with the Company ceased effective January 19, 2009. Pursuant to the terms of his Management Retention Agreement and the resulting severance agreement, Mr. Kelly received a payout of 100% of his target, or $300,000 under the MBP. Actual bonuses paid to our named executive officers under the MBP for fiscal 2009 were:

Named Executive Officer	2009 Bonus Amount
Mr. Klaus	$302,588
Mr. Kelly (1)	$300,000
Mr. Clark	$70,367
Mr. Pietrini	$91,230

(1)	As part of his Management Retention Agreement, Mr. Kelly was entitled to receive his 100% target 2009 Bonus following his departure from the Company in January 2009.

2010 Management Incentive Program	In January of 2010, the Company’s Board of Directors approved replacing the Company’s previous cash based MBP with a new restricted stock-based Management Incentive Program (“MIP”). The MIP operates similarly in almost every respect as the former Management Bonus Program with the primary exception being that awards to executives for Company performance under the MIP are made in restricted stock grants, not cash. The Compensation Committee based its decision to change the cash MBP to the restricted stock-based MIP upon several factors, first and foremost of which was that awards of performance-based restricted stock are believed to better align the executive’s and management’s interests with those of the Company’s shareholders. Additionally, stock compensation as opposed to cash compensation under the bonus program while nominally dilutive serves to preserve the Company’s cash through these continuing severe economic times.

Under the 2010 MIP, Company executives and other participants were awarded performance based restricted stock grants in amounts determined by the Compensation Committee following consultation with its outside consultant Meyercord. Similar to the 2009 MBP, the performance targets under the 2010 MIP are based upon Adjusted EBITDA and Revenue, and the amounts of the awards to each executive are based upon a percentage of the specific executive’s base salary, with an additional element of the award being made in recognition of the additional market risk associated with stock awards versus cash.

Under the 2010 MIP, restricted stock awards to executives were calculated as follows: Mr. Klaus’ target MIP award for his position as the Company’s Chief Executive Officer and President was based upon 70% of his base salary for fiscal year 2010 pursuant to the terms of his Management Retention Agreement. Similarly, Mr. Pietrini’s target MIP stock award for his position as the Company’s Chief Financial Officer and executive vice-president was based upon 50% of his base salary for fiscal year 2010 pursuant to the terms of his Management Retention Agreement. Mr. Clark’s target MIP award for his position as the Company’s Principal Accounting Officer and sr. vice-president was based upon 50% of his base salary for fiscal year 2010.

Specific minimum, target and maximum restricted stock awards payable to our current executive officers under the Management Incentive Program for fiscal 2010 are:

Named Executive Officer	Minimum Stock Award under 2010 MIP(1)	Target Stock Award under 2010 MIP	Maximum Stock Award under 2010 MIP
Mr. Klaus	0	76,108	114,157
Mr. Clark	0	19,377	29,066
Mr. Pietrini	0	29,529	44,291

(1)	Amounts listed reflect number of shares of stock to be awarded.

Long-Term Non-Performance Incentive Equity Compensation	Historically, Epicor has also provided long-term incentive compensation to its executive officers through awards of stock options and restricted stock that generally vest over multiple years. Epicor’s long-term compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value, including through increased stock price. The equity compensation program utilizes vesting periods designed to encourage our officers to remain employed with Epicor despite an increasingly competitive labor market.

As indicated above, in 2009, Epicor targeted the value of its annual equity awards to its executives, in conjunction with salaries and non-equity incentive compensation to be at the 50th percentile for executives in comparable positions and markets in the Peer Group when median performance is achieved and from the 50th percentile to 75th percentile when superior financial and operational results are achieved by the Company. For 2010, the Compensation Committee continued similar targets. The Compensation Committee considers each equity award individually and subjectively at the time of the grant, reviewing factors such as the performance of the executive officer from year to year, as well as historically, the anticipated future contribution toward the attainment of our long term strategic performance goals and the number of other equity awards held by each executive officer at the time of the new grant. Other factors in determining individual equity awards include including length of term with the Company, level of responsibility, skills and experience and other compensation awards or arrangements.

Equity-based incentives are granted to our officers under Epicor’s stockholder-approved stock incentive plans. Historically, the Compensation Committee has granted equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective and are priced as of the date of approval or a designated date in the future (for example, promotion or new hire grants are effective as of the later of the date of approval or the respective promotion or start date). Grants approved by unanimous written consent become effective and are priced as of the date the last signature is obtained or as of a designated future date indicated in the consent. Historically, stock option grants have a per share exercise price equal to the fair market value of Epicor’s common stock on the grant date. The Compensation Committee has not historically timed, nor does it intend in the future to time, the granting of equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Epicor common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards have historically vested over a longer period of time of up to three or four years, the value to recipients of any immediate increase in the price of Epicor’s stock following a grant is expected to be attenuated.

In fiscal 2009, the Compensation Committee granted to the Executive Officers the following restricted stock grants that vest over time and are not subject to performance based vesting criteria:

Named Executive Officer	2009 Time Based Grant		2009 Option Grant
Mr. Klaus	300,000 66,667 39,536	(1) (2) (3)	—
Mr. Clark	4,448 7,500 20,000	(3) (2) (4)	—
Mr. Pietrini (6)	5,364 9,500 100,000	(3) (2) (5)	—
Mr. Kelly	—	(7)	—

(1)	Time based restricted stock grant dated February 3, 2009, and granted pursuant to Mr. Klaus 2009 Management Retention Agreement. Grant vests 50% on December 31, 2009, and 50% December 31, 2010.
(2)	Time based Restricted Stock grant dated February 17, 2009, vests 100% on December 31, 2009.
(3)	Granted on February 2, 2009, and fully vested/released on February 13, 2009.
(4)	Time based Restricted Stock grant dated July 1, 2009. Grant vests 25% on December 31, 2009 and December 31, 2010, and equal quarterly vesting thereafter beginning on March 31, 2011 ending on December 31, 2012.
(5)	Time based Restricted Stock grant dated July 1, 2009, granted to Mr. Pietrini as part of his 2009 Management Retention Agreement. Grant vests 25% on December 31, 2009 and December 31, 2010, and equal quarterly vesting thereafter beginning on March 31, 2011 ending on December 31, 2012.
(6)	Grants made to Mr. Pietrini prior to April 15, 2009 were made prior to his becoming CFO.
(7)	Mr. Kelly’s employment with the Company ended on January 19, 2009.

Performance Based Restricted Stock Program (“PBRSP”)	Beginning in 2006, with the advent of FAS 123R (now FASB ASC Topic 718) requiring the Company to expense the cost of unvested stock options, the Compensation Committee curtailed the granting of options and increased the granting of shares of restricted common stock. Restricted stock not only results in decreased expense to the Company under FASB ASC Topic 718, thus maximizing stockholder value compared to options, but also provides a more predictable value to employees than stock options and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Epicor’s stock. Shares of restricted stock are also believed to be efficient with respect to the use of our equity plan share reserves because relatively fewer restricted shares are needed to provide a retention and incentive value similar to stock options.

In order to continue to attract and retain highly skilled employees, the Compensation Committee approved changes to Epicor’s equity compensation program beginning in fiscal 2006 that were designed to reward Epicor’s employees for their hard work and commitment to the long-term success and growth of Epicor. Specifically, beginning in fiscal 2006, the Company, with review and approval by the Compensation Committee, implemented its Performance Based Restricted Stock Program (the “PBRSP”) which it continued through 2009. Although each PBRSP performance year is only a one year program in and of itself, the Compensation Committee has historically maintained a two to three year horizon on the PBRSP such that at any one point in time, participants in the PBRSP have been awarded and thus have an interest in restricted stock which may be earned based on the performance of the Company two to three years in the future. So, for example, in 2006, when the PBRSP was implemented, grants were made for the 2006, 2007 and 2008 performance years. In February 2008, the Compensation Committee approved continuing the PBRSP through 2009, and made awards accordingly for the 2009 performance year and then again, in December 2008, the Compensation Committee approved continuing the PBRSP through 2010 with corresponding awards being made. Most recently, in January 2010, the Compensation Committee approved continuing the PBRSP through 2011. The 2011 PBRSP grants to executives were made at each individual participant’s then existing stock grant levels under the 2010 PBRSP. In continuing the PBRSP program into future performance years such as agreeing in early 2010 to continue the program through 2011, the Compensation Committee believes the PBRSP takes on a long term horizon and provides a long term incentive to the executives as well as other PBRSP participants. Such long term incentive not only assists in retaining executives and other participants, but also better aligns the long term interest of the participants with that of the Company’s shareholders.

The terms of the PBRSP provide for the grant of a right to purchase a number of shares of Company common stock subject to a vesting schedule. The recipients vest in the restricted stock, or a portion thereof, depending upon achievement of targets with respect to the Company’s Revenue and Adjusted EBITDA for each of the performance years. For 2007, recipients were required to pay a purchase price per share equal to the par value of Company common stock ($0.001). However, beginning in 2008 and continuing through 2009, as well as for the recently approved 2010 and 2011 grants, payment of such amounts were considered made as part of past or current services rendered by each participant. The recipient must also make satisfactory arrangements to cover applicable tax withholdings, which may include, in the plan administrator’s sole discretion, cash, withholding a portion of the shares subject to the grant, delivering already vested and owned shares of restricted stock or selling a sufficient number of Company shares otherwise deliverable to the recipient through such means as the Company may determine in its sole discretion.

Shares of restricted stock are held in escrow and the Company’s reacquisition right does not lapse until vesting, which is following determination at the end of each performance year as to the Company’s performance as measured against each PBRSP performance year. Shares that have not vested upon the employee’s termination of service with the Company will be forfeited and automatically transferred to and reacquired by the Company. In addition, shares of restricted stock that do not vest as a result of the Company’s failure to achieve with respect to Revenue and Adjusted EBITDA targets will be forfeited and automatically transferred to and reacquired by the Company.

Epicor and the Compensation Committee believe that granting its executive officers performance-based awards under the PBRSP demonstrates our commitment to using our equity compensation program wisely and to match executive pay to actual performance. The Compensation Committee approved these grants only after extensive deliberation and analysis of data and other information provided by independent compensation consultants such as Meyercord and by Company management. Due in part to the longer term horizon of the PBRSP and the fact that the grants may include additional future performance years, many of these grants are larger than the one year grants that the Compensation Committee had approved in prior years as part of Epicor’s regular long term incentive program. However, the Compensation Committee determined that making the grants was appropriate to help retain our key employees at an important time for Epicor. Specifically, the Company through 2007 and continuing into 2008, was experiencing tremendous growth both organically and from its acquisition activities, and thus, the retention and continued motivation of such key employees who were seen as critical to the continued success and growth of the Company became of paramount importance.

Under the 2009 PBRSP, the Company was required to achieve threshold revenues of at least 82% of the Revenue Target and achieve Adjusted EBITDA of 11.25% of such threshold revenues in order for executives and other participants to begin to accrue shares under the PBRSP. If the Company achieved the minimum of either the Adjusted EBITDA or Revenue targets, which were each equally and independently weighted at 50% of each executives potential Restricted Stock grants, an executive received some amount of shares, which share amount increased as the actual adjusted EBITDA and Revenue results for the Company increased. That is, failure to achieve target levels on one of the performance goals did not impact the number of shares received for achievement of the target levels on the other performance goal. If either the Adjusted EBITDA or Revenue targets were achieved, the 2009 PBRSP provided that the participants received up to 100% of the target shares amount which equated to two thirds of the total yearly grant to the recipient. If the Company’s performance exceeded the Adjusted EBITDA and revenue targets, participants in the plan received amounts greater than their two thirds targeted amounts up to 100% of the shares granted in any one year. In order to vest in the maximum number of shares awarded, the Company’s performance must have exceeded the targets in each of the Revenue and Adjusted EBITDA categories. The number of shares was reduced significantly for each percentage decline in revenue or Adjusted EBITDA. The Compensation Committee believed that achievement of these goals required significant effort by the executives. Moreover, the executive must have remained an employee of Epicor through the end of the 2009 fiscal year in order for all of the shares to vest. The maximum yearly share grant to any executive was capped at the total amount granted any recipient in any one year. The 2010 PBRSP operates identically in all material respects to the 2009 PBRSP.

For fiscal 2009, the Compensation Committee considered Mr. Klaus’ and Mr. Kelly’s recommendations with respect to performance shares for the PBRSP participants. Messrs. Klaus and Kelly recommended share amounts in fiscal 2009, which were comparable to the amounts granted in fiscal 2008 for the other executive officers in order to maintain alignment of such grants with the Compensation Committee’s compensation goals of providing total compensation for executives at the 50th percentile for executives in comparable positions and markets in the Peer Group when target performance is achieved and up to the 75th percentile when outstanding financial and operational results are achieved. Specifically, Mr. Pietrini’s annual maximum PBRSP Award was increased by 19,500 from 28,500 to 48,000 shares per performance year and Mr. Clark’s annual maximum PBRSP Award was increased from 22,500 to 28,500 shares per performance year. Thus, under the PBRSP formula approved by the Compensation Committee, the possible grants to the executives for 2009 were as follows:

Named Executive Officer	Min. Shares		Threshold	Target	Maximum
Mr. Klaus	0		66,667	133,333	200,000
Mr. Thomas Kelly	0	(1)	38,000	76,000	114,000
Mr. Clark	0		9,500	19,000	28,500
Mr. Pietrini	0		16,000	32,000	48,000

(1)	Mr. Kelly’s employment with the company terminated on January 19, 2009 as did his participation and eligibility under the 2009 PBRSP.

In 2009, the Company achieved Revenue and adjusted EBITDA results which, under the terms of the PBRSP, resulted in a share grant level below the target amounts. Specifically our named executive officers under the PBRSP received the following shares:

Named Executive Officer	2009 Restricted Shares Received
Mr. Klaus	101,175
Mr. Kelly (1)	0
Mr. Clark	14,418
Mr. Pietrini	24,282

(1)	Mr. Kelly’s employment with the company terminated on January 19, 2009 and therefore he was no longer eligible to receive shares under the 2009 PBRSP.

For fiscal 2010 and fiscal 2011, under the terms of the PBRSP, the performance shares granted to the executives will again vest only upon the achievement of the targeted levels of Revenue and Adjusted EBITDA during each year. Specifically our current executive officers under the PBRSP received the following restricted shares for fiscal 2010 and 2011:

Named Executive Officer	2010 PBRS Restricted Shares Received(4)	2011 PBRS Restricted Shares Received(4)(5)
Mr. Klaus (1)	200,000	200,000
Mr. Pietrini (2)	60,000	60,000
Mr. Clark (3)	33,000	33,000

(1)	PBRSP Shares granted to Mr. Klaus pursuant to his Management Retention Agreement.
(2)	19,500 of the 60,000 share maximum level granted to Mr. Pietrini as part of his 2009 Management Retention Agreement upon his promotion on April 15, 2009 to his current CFO/executive vice president position. 12,000 of the 60,000 were granted to Mr. Pietrini by the Committee on January 22, 2010.
(3)	6,000 of the 33,000 share maximum level granted to Mr. Clark in April 2009. 4,500 of the 33,000 share maximum level were granted to Mr. Clark by the Committee on February 9, 2010.
(4)	Awards listed herein reflect maximum available awards for superior performance; awards for on target performance equal 2/3 of the award amounts listed herein.
(5)	The Company’s Board of Directors extended the PBRS plan into 2011 in January of 2010.

Deferred Compensation Plan	In December 2004, the Board adopted the Epicor Software Deferred Compensation Plan (the “EDCP”). The EDCP provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. In addition, the EDCP gives the Company discretion to award additional employer contributions to participants at the Company’s discretion. The EDCP is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our Epicor 401K plan (the “401(k) Plan”). Further, Epicor offers the EDCP as a competitive practice to enable it to attract and retain top talent. The plan year for the EDCP is the calendar year. The Company has the authority to amend, modify or terminate the EDCP; provided no such amendment shall reduce amounts allocated to participant’s EDCP accounts.

While retaining the right to do so, Epicor has not to date made any matching or other employer contributions to the EDCP. The EDCP is evaluated for competitiveness in the marketplace from time to time, but the level of benefits provided is not typically taken into account in determining an executive’s overall compensation package for a particular year due to its conservative nature. In 2009, CFO Michael Pietrini was the only one of our named executive officers who participated in this plan.

At the time of making the deferral election, the participant in the EDCP designates the types of investment funds in which the participant’s account will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to that account. The Company does not have any responsibility for and does not participate in any individual EDCP participant’s designation or decisions as to how and where to invest their account. Although the participant in the EDCP may designate the type of investments, the administrator of the EDCP is not bound by such designation. The administrator selects from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the administrator to the participant pursuant to EDCP. The interest rate of each such commercially available investment fund is used to determine the amount of earnings or losses to be credited to each participant’s account under the EDCP.

Distributions under the EDCP are subject to certain restrictions, which vary depending on the circumstances of each participant, including the amount in the participant’s account, whether the participant is a key employee as defined under the EDCP, whether the participant has retired from the Company, whether the participant has terminated employment with the Company not due to retirement, whether the participant has elected a scheduled withdrawal date, whether the participant has suffered death or disability or whether a change of control has occurred.

During fiscal 2008, the EDCP was amended to address certain potential tax consequences under Section 409A of the Internal Revenue Code and provide for changes required to better conform to Section 409A and the final regulations issued thereunder. The Section 409A amendments did not otherwise materially increase the benefits payable under the EDCP.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs	All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. The main objectives of Epicor’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

In fiscal 2009, the Company’s executive officers at the executive vice-president level and above, including Messrs. Klaus, Thomas Kelly and Pietrini were eligible to receive Execucare supplemental health coverage which supplements the coverage provided by the Company’s standard health insurance offerings. Mr. Klaus received a membership at the Big Canyon Country Club in Newport Beach, CA, as part of his employment agreement when he joined the Company in 1996. Mr. Pietrini also received the right to join a country club and have the Company reimburse such expense up to $35,000 as part of his employment agreement when he was promoted to CFO in April 2009. To date, he has not utilized such benefit. Any additional monthly or annual charges related to the executives’ personal use of such facilities are not reimbursed by the Company. Such benefits are described below under the paragraph entitled “Compensation of Chief Executive Officer.”

In addition to the EDCP, Epicor maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Epicor employees, including executives, are eligible to receive matching contributions from Epicor that are subject to vesting over time. The matching contributions for the 401(k) Plan year 2008 was $0.50 for each dollar of participating employee’s contribution, up to 4% of the employee’s salary, and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits, and subject to vesting. Epicor does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Other Compensation Elements

Epicor also offers a number of other benefits to the named executive officers pursuant to benefit programs that also provide for broad-based employee participation. These benefits programs include the employee stock purchase plan (“ESPP”), long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees are also eligible for variable pay under sale incentive plans, profit sharing programs and/or the incentive plans described above. The 401(k) Plan and other generally available benefit programs allow Epicor to remain competitive for employee talent, and Epicor believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Epicor. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package. On an annual basis, Epicor evaluates and benchmarks its overall benefits programs, including our 401(k) Plan against our peers, using various subscription services such as Radford or Towers Perrin’s data. Epicor generally targets its overall benefits programs in the 50th to 75th percentile of this peer group, which Epicor believes allows us to remain competitive in attracting and retaining talent. We also annually evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Epicor for the benefits under the applicable plan. We also annually review and analyze possible changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines	The Company’s Board and Nominating and Governance Committee believes that Directors as well as the Company’s CEO and Section 16 officers’ interests should be closely aligned with those of the Company and its shareholders. As a result, the Company has established Stock Ownership Guidelines applicable to each of the Company’s Directors, CEO and Section 16 officers which require that each such individual be a stockholder of unrestricted Company shares in an amount equal to the following minimum requirements. The minimum requirements for each individual are calculated based on stock market value at the time the individual attains the applicable position described below:

•	Directors (non-employee): 3 times Annual Cash Retainer

•	CEO: 5 times Annual Salary.

•	Executive Officers: 1 time Annual Salary

Directors, the CEO and executive officers have three (3) years from attaining the applicable position above to achieve such guideline levels. Currently all such individuals are in compliance with the guidelines.

Section 162(m) - Tax Deductibility of Executive Compensation	Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, as amended, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the applicable executive officer. There is an exception to the limit on deductibility for qualifying performance-based compensation that meets certain requirements. Specifically, compensation in excess of $1 million may be deductible if the individual’s performance meets pre-established and stockholder approved goals based on identified performance criteria. The Company does not currently have a policy that requires the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, although deductibility of compensation is preferred and the Compensation Committee does consider the net cost to the Company in making all compensation decisions. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

For fiscal 2009, the amount of base salary in excess of $1,000,000 for any named executive officer was not deductible for federal income tax purposes.

However, following Shareholder approval of the 2007 Stock Incentive Plan at the Company’s 2007 Annual Meeting, which Stock Incentive Plan included the adoption and approval of specific Performance Criteria, all of Company’s grants of performance-based Restricted Stock to qualifying officers following May 2007 are eligible to qualify as performance-based compensation under Section 162(m). Specifically, grants of Restricted Stock to qualifying officers under the Company’s PBRSP qualify as performance-based compensation under 162(m). The Compensation Committee reserves the right to maintain flexibility in how it compensates the Company’s executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

Summary Compensation Table The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the Company’s Chief Executive Officer and our other executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($)
L. George Klaus, Chairman, President and Chief Executive Officer (6)	2007	$736,403		—	$1,868,093	(7)	—	$441,842	$59,496	(8)	$3,105,834
	2008	$736,403			$0	(9)	$159,330	$287,197	$94,420	(10)	$1,277,350
	2009	$736,403		—	$2,766,087	(15)	—	$302,588	$105,229	(19)	$3,910,307

Thomas F. Kelly, Former	2008	$435,417			$1,704,005	(16)	$485,100	$195,000	$37,933	(12)	$2,857,455
President and Chief Executive	2009	$24,679		—	—		—	$300,000	$754,303	(20)	$1,078,982
Officer (11)

Russell Clark, senior vice	2008	$230,167			$489,197	(13)	—	$67,324	$6,202	(14)	$792,890
president, finance and	2009	$245,625		—	$252,616	(17)	—	$70,367	$54,517	(21)	$623,125
Principal Accounting Officer

Michael A. Pietrini, Chief	2009	$311,218	(22)	—	$819,111	(18)	—	$91,229	$43,238	(23)	$1,264,796
Financial Officer and executive vice-president of Finance and Administration

(1)	See the section herein entitled “Employment and Severance Agreements” for a description of the material terms of each of the named Executive Officer’s employment agreements or offer letters.
(2)	The named executive officers were not entitled to receive payments which qualify as “bonus” payments for the fiscal years ending December 31, 2007, 2008 or 2009. However, the terms of the “Management Bonus Plan” for December 31, 2007, 2008 and 2009, qualifies as a Non-Equity Incentive Compensation Plan, and the executives’ payments under that plan are listed under the heading “Non-Equity Incentive Plan Compensation.”
(3)	The amounts in this column for “Stock Awards” indicate the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. Values for awards subject to performance conditions are computed based upon the probable outcome of the performance condition as of the grant date for the award. See Note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” for a description of the Performance-Based Restricted Stock Program.
(4)	The amounts in this column for “Option Awards” indicate the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company did not issue any options containing performance conditions. See Note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, for assumptions used by the Company in calculating these amounts.
(5)	The amounts listed in the column under the heading “Non-Equity Incentive Plan Compensation” indicate that the amounts in cash awarded to the named Executive Officers under the Company’s

Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.”
(6)	Mr. Klaus was appointed as the Company’s President and Chief Executive Officer on January 19, 2009, prior to which he served as the Company’s Executive Chairman.
(7)	The amounts listed include performance-based restricted stock for the 2008 performance year. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2007 is $2,802,000.
(8)	Amount stated reflects $6,858 in premium for group term life insurance, $12,012 in medical premium and medical fee reimbursement and $40,626 in annual membership dues and expenses, including amounts paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.
(9)	Mr. Klaus was not granted restricted stock during 2008.
(10)	Amount stated reflects $6,858 in premium for group term life insurance, $20,418 in medical premium and medical fee reimbursement and $67,144 in annual membership dues and expenses, including paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter.
(11)	Mr. Thomas Kelly served as the Company’s President and Chief Executive Officer until January 19, 2009.
(12)	Amount stated reflects $1,935 in premium for group term life insurance, $2,999 in medical premium and medical fee reimbursement, $13,476 in annual membership dues and expenses, and relocation and other expenses of $19,523.
(13)	The amounts listed include performance-based restricted stock granted for plan years 2008 and 2009. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2008 is $597,440
(14)	Amount stated reflects $214 in premium for group term life insurance and $5,988 in pay out of accrued vacation pay.
(15)	The amounts listed include performance-based restricted stock granted for plan years 2009 and 2010. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2009 is $3,428,021. In addition, the 2010 performance based restricted stock was approved by the Board of Directors in December 2008 and communicated to employees on February 4, 2009, however performance targets were not approved and communicated until January of 2010. Therefore, the grant date of the 2010 performance-based restricted stock is January 26, 2010. For purposes of this table, the grant date value is based on the February 4, 2009 stock price.
(16)	The amounts listed include performance-based restricted stock granted for plan years 2008 and 2009. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2008 is $2,555,880. After Mr. Kelly’s termination, the 2009 restricted stock was cancelled.
(17)	The amounts listed include performance-based restricted stock granted for plan years 2009 and 2010. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2009 is $303,620. In addition, the 2010 performance based restricted stock was approved by the Board of Directors in December 2008 and communicated to employees on February 4, 2009, however performance targets were not approved and communicated until January of 2010. Therefore, the grant date of the 2010 performance-based restricted stock is January 26, 2010. For purposes of this table, the grant date value is based on the February 4, 2009 stock price.
(18)	The amounts listed include performance-based restricted stock granted for plan years 2009 and 2010. Fair value is calculated at the on target amount. The total grant date fair value of all awards granted in 2009 is $924,211. In addition, the amount includes grants made to Mr. Pietrini prior to his promotion to CFO. These amounts are $117,664 on target or $152,051 for the total grant. In addition, the 2010 performance based restricted stock was approved by the Board of Directors in December 2008 and communicated to employees on February 4, 2009, however performance targets were not approved and communicated until January of 2010. Therefore, the grant date of the 2010 performance-based restricted stock is January 26, 2010. For purposes of this table, the grant date value is based on the February 4, 2009 stock price.
(19)	Amount stated reflects $6,858 in premium for group term life insurance, $10,817 in medical premium and medical fee reimbursement, $45,165 in annual membership dues and expenses, including paid to Country Club pursuant to Mr. Klaus’ original 1996 Employment Offer Letter, $4,900 in 401(k) Company match and $37,489 paid as a recognition gift.

(20)	Amount stated reflects $97 in premium for group term life insurance, $3,906 in medical premium and medical fee reimbursement, $300 in annual membership dues and expenses, relocation payment of $250,000 as well as severance of $500,000. Of the $500,000 severance, $24,679 will be paid in January 2010.
(21)	Amount stated reflects $236 in premium for group term life insurance, $119 in dues and subscriptions, $4,162 of 401(k) Company match and $50,000 of cash bonus.
(22)	Of the $311,218 of salary paid to Mr. Pietrini, $70,000 was paid prior to his promotion to CFO in April 2009.
(23)	Amount stated reflect $314 in premium for group term life insurance, $1,991 in medical premium and medical fee reimbursement, $4,016 in annual membership dues, $4,900 in 401k Company match, and $32,017 in relocation payment. In addition to these amounts, Mr. Pietrini was paid $39,960 in sales commissions prior to his promotion to CFO.

Chairman, President and CEO L. George Klaus	L. George Klaus served as the Company’s Executive Chairman until January 15, 2009, at which time Mr. Klaus’s employment with the Company terminated pursuant to the terms of his amended 2006 Management Retention Agreement (although he continued in his position as Chairman of the Board through all of fiscal 2009). On January 19, 2009, Mr. Klaus was re-appointed by the Board as President and Chief Executive Officer of the Company (roles he had previously held from 1996 through February 18, 2008) and served in those roles through the remainder of fiscal 2009. The principal cash components of compensation for Mr. Klaus included base salary and a non-equity incentive cash award. Mr. Klaus received a salary of $736,403 during fiscal 2009 which base salary was negotiated in January 2009 as part of his compensation package when he was re-appointed President and Chief Executive Officer. Mr. Klaus’s base salary is formally reflected in his February 3, 2009 Management Retention Agreement, and is set at $736,403 through December 31, 2010, subject only to increases approved by the Board.

Mr. Klaus also received non-equity incentive compensation under the Company’s Management Bonus Plan of $302,588 for fiscal 2009 which equaled 58.7% of his MBP target bonus for fiscal 2009. As described above, one-half of the target bonus was based on achieving an operating Revenue goal for the Company, the other half was based upon the Company achieving an Adjusted EBITDA goal. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s MBP, which provides for reduced MBP payments upon the achievement of a minimum threshold, Mr. Klaus was entitled under the terms of the MBP to a payment below the target bonus amount.

As part of his negotiated compensation package when he was appointed President and Chief Executive Officer in January 2009, the Compensation Committee evaluated Mr. Klaus’s holdings of Epicor stock (including restricted stock), stock options and stock purchase rights, including an evaluation of previously granted stock options, stock purchase rights and restricted stock awards. Based on such analysis and in accordance with the terms of his Management Retention Agreement, during fiscal 2009, Mr. Klaus was granted:

Performance Based Stock Grants:

•

Four hundred thousand (400,000) shares of restricted Company common stock, allocated equally (200,000) to each of the 2009 and 2010 fiscal years. The Company’s right to repurchase or reacquire the restricted stock lapses based on achievement of applicable

Company performance goals during 2009 and 2010 as determined in accordance with the terms of the PBRSP and approved by the Company’s Compensation Committee and subject to Mr. Klaus’s continued service to the Company through the 2009 and 2010 performance periods; and

Time Based Stock Grants

•

Three hundred thousand (300,000) shares of restricted Company common stock. The Company’s right to repurchase or reacquire the restricted stock lapsed as to one-half of such grant on December 31, 2009, and the remaining one-half will lapse on December 31, 2010, subject to Mr. Klaus’s continued service to the Company through such vesting date.

•

On February 17, 2009, the Compensation Committee also granted to Mr. Klaus a one time time-based restricted stock grant of 66,667 shares which vested on December 31, 2009 subject to Mr. Klaus’s continued service to the Company through such vesting date.

Finally, in connection with Mr. Klaus’s termination of his prior service to the Company as Executive Chairman, Mr. Klaus entered into various agreements with the Company which continue to provide him with certain benefits and/or rights. These benefits and/or rights are described in further detail below in the subsection entitled “Chairman, President and CEO, L. George Klaus” under the section entitled “Employment and Severance Agreements.”

Other Executive Officer Compensation for Fiscal 2009

Chief Financial Officer, Michael Pietrini	On April 15, 2009, Mr. Pietrini was appointed the Chief Financial Officer and executive vice-president of finance and administration of the Company and served in those roles through the remainder of fiscal 2009. Prior to April 15, 2009, Mr. Pietrini held the position of senior vice president of sales and operations for the Americas for the Company. The principal cash components of Mr. Pietrini’s compensation included base salary and a non-equity incentive cash award under the Company’s MBP. Pursuant to the terms of his April 15, 2009 Management Retention Agreement, Mr. Pietrini received a base salary of $340,000 during fiscal 2009. Mr. Pietrini’s base salary was negotiated as part of his compensation package when he was appointed Chief Financial Officer and executive vice-president of finance and administration in April 2009 and, pursuant to his Management Retention Agreement, is subject to increases only as approved by the Board.

Mr. Pietrini also received non-equity incentive compensation of $91,230 for fiscal 2009 which equaled 58.7% of his target bonus for fiscal 2009 under the Company’s 2009 MBP. As described above, one-half of the target bonus was based on achieving an operating Revenue goal for the Company, and the other half was based upon the Company achieving an adjusted EBITDA goal. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s MBP, which provides for reduced MBP payments upon the achievement of a minimum threshold, Mr. Pietrini was entitled to a payment below the target bonus.

As part of his negotiated compensation package when he was appointed Chief Financial Officer and executive vice-president of finance and administration in April 2009, the Compensation Committee evaluated Mr. Pietrini’s holdings of Epicor stock (including restricted stock), stock options and stock purchase rights, including an evaluation of previously granted stock options, stock purchase rights and restricted stock awards. Based on such analysis and in accordance with the terms of his Management Retention Agreement, during fiscal 2009, Mr. Pietrini was granted:

Performance Based Restricted Stock

•

An additional Thirty-nine thousand (39,000) shares of restricted Company common stock, allocated equally to each of the 2009 and 2010 fiscal years. The Company’s right to repurchase or reacquire the restricted stock lapses based on achievement of applicable Company performance goals during 2009 and 2010 as determined in accordance with the terms of the PBRSP and approved by the Company’s Compensation Committee and subject to Mr. Pietrini’s continued service to the Company through the 2009 and 2010 performance periods; and

Time Based Restricted Stock

•

One hundred thousand (100,000) shares of restricted Company common stock. The Company’s right to repurchase or reacquire the restricted stock lapsed as to 25% of such grant on December 31, 2009, 25% of such grant will lapse on December 31, 2010 and the remaining 50% of such grant will lapse on a quarterly basis over the next eight quarters ending December 31, 2012, in each case subject to Mr. Pietrini’s continued service to the Company through each such vesting date.

•

On February 17, 2009, prior to his becoming the Company’s CFO, Mr. Pietrini was granted a time-based restricted stock grant of 9,500 shares which vested on December 31, 2009 subject to Mr. Pietrini’s continued service to the Company through such vesting date.

Senior Vice President, Finance and Principal Accounting Officer, Russell C. Clark	Salary The principal cash components of compensation for Mr. Clark, who served as the Company’s senior vice president, finance and Company Principal Accounting Officer during fiscal 2009 and as the Company’s acting Chief Financial Officer from March 13, 2009 until April 15, 2009, included base salary and a non-equity incentive cash award. Mr. Clark’s base salary was increased in April 2009 to $250,000 through the remainder of fiscal 2009 and was payable on a semi-monthly basis.

Bonus    Mr. Clark also received non-equity incentive compensation under the Company’s MBP of $70,367 for fiscal 2009 which equaled 58.7% of his bonus plan target bonus for fiscal 2009. As described above, one-half of the target bonus was based on achieving an operating Revenue goal for the Company, the other half was based upon the Company achieving an adjusted EBITDA goal and additional amounts could be earned if the Company exceeded 100% of the operating revenue and adjusted EBITDA goals. For 2009, Mr. Clark received a bonus on achievements by the Company for both operating Revenue and adjusted EBITDA due to the Company’s financial performance in fiscal 2009. Although the Company’s financial performance overall came in below targeted expectations, pursuant to the Company’s MBP, which provides for reduced MBP payments upon the achievement of a minimum threshold, Mr. Clark was entitled to a payment below the target bonus.

In February of 2009, Mr. Klaus also recommended to the Compensation Committee that it approve a one-time cash Bonus to Mr. Clark in recognition of his important role to the Company in 2008, as well as to provide for retention of his services through 2009. Based upon such recommendation and following consultation with Meyercord, the Compensation Committee approved a one-time $50,000 cash bonus be paid to Mr. Clark, with 50% or $25,000 payable to Mr. Clark in February 2009, and the remaining 50% or $25,000 payable at December 31, 2009, provided Mr. Clark remained employed by the Company at such date. Mr. Clark received the entire $50,000 bonus for 2009.

Equity During the fiscal year 2009, the Compensation Committee evaluated Mr. Clark’s holdings of Epicor stock (including restricted stock), stock options and stock purchase rights, including an evaluation of previously granted stock options, stock purchase rights and restricted stock awards. Based on such analysis Mr. Clark was granted and eligible to receive a maximum of twenty eight thousand five hundred (28,500) shares of restricted stock under the PBRSP for the fiscal year ended December 31, 2009. Ultimately, Mr. Clark received 14,418 shares under the 2009 PBRSP based upon the Company’s performance and specifically its Revenue and adjusted EBITDA achievement levels.

On February 17, 2009, Mr. Clark was granted a time-based restricted stock grant of 7,500 shares which vested on December 31, 2009, subject to Mr. Clark’s continued service to the Company through such vesting date. On July 1, 2009, Mr. Clark was also granted a time-based restricted stock grant of 20,000 shares which vests 50% on each of the next two anniversary dates of the grant such that the grant is fully vested within two years subject to Mr. Clark’s continued service to the Company through such vesting dates.

Former Chief Executive Officer, Thomas Kelly	The principal cash components of Mr. Thomas Kelly’s compensation, who served as the Company’s Chief Executive Officer until January 19, 2009, included base salary and a non-equity incentive cash award. Mr. Kelly received a base salary of $500,000 during fiscal 2009 (until his termination with the Company in January 2009), which was negotiated as part of his compensation package when he was appointed as Chief Executive Officer in 2008.

As a result of his departure from the Company effective January 19, 2009, Mr. Kelly received no non-equity incentive compensation for fiscal 2009. However, as described below in the subsection entitled “Resignation of Thomas F. Kelly as Chief Executive Officer and President” under the section entitled “Employment and Severance Agreements,” Mr. Kelly, as part of his severance arrangement did receive 100% of his on target bonus for fiscal 2009, or $300,000, which was paid to him in one lump-sum payment on approximately February 24, 2009.

Because of Mr. Kelly’s departure from the Company at the beginning of the Company’s 2009 fiscal year, the Compensation Committee did not evaluate Mr. Kelly’s holdings of Epicor stock (including restricted stock), stock options and stock purchase rights in fiscal 2009 and no grants of stock options, stock purchase rights or restricted stock awards were made to him prior to his departure in January 2009.

2009 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh))	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
L. George Klaus	2/2/09 2/2/09 2/3/09 2/4/09 8/7/09	$20,608	$515,200	$1,030,400	66,667 66,667	133,334 133,334	200,000 200,000	39,536 66,667 300,000 200,000 200,000	(4) (4)	3.55 3.55 3.55 3.55 6.38	140,353 236,668 1,065,000 473,357 850,709

Russell Clark	2/2/09 2/17/09 7/1/09 2/4/09 8/7/09 5/1/09	$4,500	$112,500	$225,000	7,500 2,000 2,000	15,000 4,000 4,000	22,500 6,000 6,000	4,448 7,500 20,000 22,500 7,000 6,000	(4) (4) (4)	3.55 3.04 5.60 3.62 6.38 5.55	15,790 22,800 112,000 54,303 25,521 22,201

Michael Pietrini	2/2/09 2/17/09 7/1/09 2/4/09 4/15/09 8/7/09	$6,800	$170,000	$340,000	9,500 6,500 6,500	19,000 13,000 13,000	28,500 19,500 19,500	5,364 9,500 100,000 28,500 19,500 19,500	(5) (5) (4) (4) (4)	3.55 3.04 5.60 3.62 4.50 6.38	20,000 28,880 560,000 68,784 58,503 82,944

Thomas F. Kelly	0

(1)	Amounts indicated in these three columns are the threshold, target and maximum amounts in dollars available to the named Executive Officers under the Company’s Management Bonus Plan, which is detailed in the Compensation Discussion and Analysis section under the heading “Management Bonus Plan.” The amounts shown in the “Threshold” column reflect the minimum payment level under the Company’s Management Bonus Plan which is one twenty fifth or 4% of the target amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of such target amount. These amounts are based on the individual’s current salary and position.
(2)	Amounts in these three columns are the threshold, target and maximum amounts in shares available to the named Executive Officers under the Company’s Performance Based Restricted Stock Program as approved by the Compensation Committee. See Note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, for the assumptions used by the Company in calculating these amounts. Also, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation,” for a description of the Performance Based Restricted Stock Program. The amounts shown in the “Threshold” column reflect the Long-Term Stock Grant minimum which is 50% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 150% of such target amount. All awards were issued pursuant to the same plan.
(3)	Amounts represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. Values for awards subject to performance conditions are computed based upon the probable outcome of the performance condition as of the grant date for the award. See Note 10 to our financial statements in the Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC, for the assumptions used by the Company in calculating these amounts.
(4)	The Shares represents the maximum amount of shares of restricted stock issued under the Company’s PBRSP. The Grant Date Fair Value is based on the Target number of shares. In addition, the 2010 performance based restricted stock was approved by the Board of Directors in December 2008 and communicated to employees on February 4, 2009, however performance targets were not approved and communicated until January of 2010. Therefore, the FASB ASC 718 grant date of the 2010 performance-based restricted stock is January 26, 2010. For purposes of this table, the grant date value is based on the February 4, 2009 stock price.
(5)	Grants made prior to Mr. Pietrini’s promotion to CFO in April 2009.

2009 Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Named Executive Officer (2) (3)	Exercisable	Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
L. George Klaus	272,000 100,000			1.15 8.12	8/20/11 5/02/18			150,000 133,333 133,333	(4) (5) (6)	1,143,000 850,666 473,333	(5) (6)

Michael Pietrini	8,175 5,000 10,000 3,000 30,000			1.14 2.32 12.74 12.56 15.21	8/01/11 4/22/13 1/02/14 4/15/14 10/26/14			100,000 32,000 32,000	(4) (5) (6)	762,000 40,974 58,487	(5) (6)

Russell Clark	0							33,875 19,000 19,000	(4) (5) (6)	258,128 183,040 76,500	(5) (6)

Thomas F. Kelly	10,000 10,000 10,000 10,000			1.66 3.09 12.25 12.025	1/19/11 1/19/11 1/19/11 1/19/11

(1)	All Option grants listed herein vest over a four (4) year period from the date of grant, based on continued service.
(2)	The market value of Stock Awards is based on the closing market price of Epicor stock as of December 31, 2009, which was $7.62.
(3)	Thomas Kelly had no equity awards outstanding at the end of fiscal year 2009 due to the termination of his employment during fiscal year 2009. Thomas Kelly has 2 years from termination date to exercise vested options.
(4)	Time based restricted stock awards
(5)	2009 PBRS Shares represents the target amount of shares of restricted stock issued under the Company’s PBRS. The Grant Date Fair Value is based on the Target number of shares.
(6)	2010 PBRS Shares represents the target amount of shares of restricted stock issued under the Company’s PBRS. The Grant Date Fair Value is based on the Target number of shares.

2009 Option Exercises And Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
L. George Klaus			101,175 66,667 150,000 39,536	(1) (2) (3) (4)	844,811 508,003 1,143,000 142,330	(1) (2) (3) (4)

Michael Pietrini			24,282 938 5,634 937 25,000 938 937 34,500	(1) (5) (6) (7) (8) (9) (10) (11)	202,730 3,283 20,282 5,003 117,750 6,088 6,990 262,890	(1) (5) (6) (7) (8) (9) (10) (11)

Russell Clark			14,418 625 12,500 625 4,448 625 17,000 625	(1) (12) (13) (14) (15) (16) (17) (18)	120,390 4,713 95,250 2,219 16,013 3,469 80,070 4,063	(1) (12) (13) (14) (15) (16) (17) (18)

Thomas F. Kelly (18)			0	(19)	0	(19)

(1)	Reflects shares received pursuant to the Company’s Performance Based Restricted Stock Program for the 2009 grant period. The market value of these Stock Awards made under the Performance Based Restricted Stock Plan for the 2009 performance year is based on the closing market price of Epicor stock as of December 31, 2009, which was $7.62.
(2)	Reflects vesting of 66,667 shares of Epicor Stock on 12/31/09, at the market closing price of $7.62.
(3)	Reflects vesting of 150,000 shares of Epicor Stock on 12/31/09, at the market closing price of $7.62.
(4)	Reflects vesting of 39,536 shares of Epicor Stock on 2/13/09, at the market closing price of $3.60.
(5)	Reflects vesting of 938 shares of Epicor Stock on 1/26/09, at the market closing price of $3.50.
(6)	Reflects vesting of 5,634 shares of Epicor Stock on 2/13/09, at the market closing price of $3.60.
(7)	Reflects vesting of 937 shares of Epicor Stock on 4/24/09, at the market closing price of $5.34.
(8)	Reflects vesting of 25,000 shares of Epicor Stock on 5/15/09, at the market closing price of $4.71.
(9)	Reflects vesting of 938 shares of Epicor Stock on 7/24/09, at the market closing price of $6.49.
(10)	Reflects vesting of 937 shares of Epicor Stock on 10/26/09, at the market closing price of $7.46.
(11)	Reflects vesting of 34,500 shares of Epicor Stock on 12/31/09, at the market closing price of $8.35.
(12)	Reflects vesting of 938 shares of Epicor Stock on 1/26/09, at the market closing price of $3.50.
(13)	Reflects vesting of 12,500 shares of Epicor Stock on 12/3109, at the market closing price of $7.62.

(14)	Reflects vesting of 625 shares of Epicor Stock on 2/2/09, at the market closing price of $3.50.
(15)	Reflects vesting of 4,448 shares of Epicor Stock on 2/13/09, at the market closing price of $3.60.
(16)	Reflects vesting of 625 shares of Epicor Stock on 5/1/09, at the market closing price of $5.55
(17)	Reflects vesting of 17,000 shares of Epicor Stock on 5/15/09, at the market closing price of $4.71.
(18)	Reflects vesting of 625 shares of Epicor Stock on 8/3/09, at the market closing price of $6.50.
(19)	Mr. Thomas Kelly served as the Company’s President and Chief Executive Officer until January 19, 2009.

2009 Nonqualified Deferred Compensation (1)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-end ($)
Michael Pietrini	—	—	5,794	—	29,080

(1)	The Epicor Software Deferred Compensation Plan (“EDCP”) provides selected officers and senior managers of the Company with the opportunity to enter into agreements to defer the receipt of up to seventy percent of future cash compensation from base salary and up to one hundred percent of future cash compensation from bonus awards and/or commissions. For a description of the EDCP see Compensation Discussion and Analysis under the heading “Deferred Compensation Plan.”

Employment And Severance Agreements

2009 Potential Payments upon Termination or Change in Control

		Before Change in Control		Within 12 months of Change in Control
Name	Benefit	Termination without Cause or for Good Reason (1)		Termination without Cause or for Good Reason (2)		Voluntary Termination	Death		Disability		Change in Control (w/o Termination)
L. George Klaus	Salary	$736,000		$1,104,000		—	—		—		—
Chairman, President	Bonus	$515,200		$772,800		—	—		—		—
and CEO	Health Care Benefits	$102,435	(5)	$102,435	(5)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$2,159,000	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Michael Pietrini	Salary	$340,000		$340,000		—	—		—		—
CFO	Bonus	$170,000		$170,000		—	—		—		—
	Health Care Benefits	$14,516	(6)	$14,516	(7)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$1,005,840	(4)
	Insurance	—		—		—	$100,000	(3)	$100,000	(3)	—
Russell Clark	Salary	$139,423		$187,500		—	—		—		—
Sr. VP/PAO	Bonus	—		$84,375		—	—		—		—
	Health Care Benefits	$8,468	(6)	$10,887	(7)	—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		$388,620	(4)
	Insurance	—		—		—	—		—		—
Thomas F. Kelly (8)	Salary	$500,000		—		—	—		—		—
Former CEO	Bonus	$339,000	(9)	—		—	—		—		—
	Health Care Benefits	$17,257	(10)	—		—	—		—		—
	Option Acceleration	—		—		—	—		—		—
	Restricted Stock Acceleration	—		—		—	—		—		—
	Insurance	—		—		—	—		—		—
	Relocation	$250,000

(1)	With the exception of Mr. Kelly, amounts in this Column reflect the various benefits (cash and non-cash) that each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or to resign for other than Good Reason within 12 months following a Change of Control of the Company. All calculations were made as of December 31, 2009, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below. For Mr. Kelly, the amounts reflected in this Column are the actual amounts that were paid in fiscal 2009 to Mr. Kelly (or that he became entitled to receive in fiscal 2009) pursuant to his Management Retention Agreement and Separation and Release Agreement.
(2)	With the exception of Mr. Kelly, amounts in this Column reflect the various benefits each Named Executive would receive under the terms of their contracts or Company severance policies were they to be terminated without Cause or to resign for Good Reason within 12 months following a Change of Control of the Company. All calculations were made as of December 31, 2009, using then current salary and bonus figures for each named executive as is detailed for each executive in the discussion below.
(3)	Reflects payout to Executive from Exec-U-Care upon Executive’s death or permanent disability.
(4)	Amount reflects value of unvested time-based restricted stock awards that fully accelerate as well as performance-based restricted stock awards for the 2009 performance year that would accelerate and vest at target level amounts under the PBRSP and calculated based on the closing market price of Epicor stock as of December 31, 2009, which was $7.62.

(5)	Reflects net present value of health care benefits as of December 31, 2009, to be received by Executive under terms of his Management Retention Agreement as calculated pursuant to FAS 106.
(6)	Reflects estimated value as of December 31, 2009, of COBRA payments to Executive following termination of Executive’s employment without Cause or for Good Reason other than within 12 months following a Change of Control of the Company.
(7)	Reflects estimated value as of December 31, 2009, of COBRA payments to Executive following termination of Executive’s employment without Cause or for Good Reason within 12 months following a Change of Control of the Company.
(8)	Mr. Kelly resigned as President and Chief Executive Officer of the Company, effective January 19, 2009. Pursuant to his Management Retention Agreement and Separation and Release Agreement between Mr. Kelly and the Company, dated February 24, 2009, Mr. Kelly became entitled to receive the benefits which are summarized under the subsection below entitled “Resignation of Thomas F. Kelly as Chief Executive Officer and President”, and which are reflected in the table above.
(9)	The bonus amount includes both a payment of $39,000 for Mr. Kelly’s fiscal year 2008 bonus and 100% of Mr. Kelly’s on target bonus for fiscal year 2009, or $300,000.
(10)	Reflects estimated value of Company-paid COBRA from February 1, 2009 to January 31, 2010, and reimbursement of certain health care expenses not covered by COBRA for the same time period.

Company Policy Against “Gross Up” Rights Upon Change of Control	On May 27, 2009, the Compensation Committee, in connection with a review of its executive compensation practices resolved that it would not in the future grant contractual excise tax “gross up” rights to any of its Executive Officers that provide for excise tax gross up with respect to payments contingent upon a change in control, provided however, that in unusual circumstances where the Company as affirmed by the Committee believes that accommodations have to be made to recruit a new Executive Officer to the Company, limited reimbursement for excise taxes payable may be included in the executive officer’s contract. In those limited circumstances, the excise tax “gross ups” will be limited to payments triggered by both a change in control and termination of employment and will be subject to a three-year sunset provision. Contractual tax “gross up” commitments in effect as of May 27, 2009 were however grandfathered and remained in full force and effect.

Chairman, President and CEO, L. George Klaus	2009 Management Retention Agreement On February 3, 2009, the Company, following approval by the Compensation Committee of the Board of Directors, entered into a Management Retention Agreement (the “Klaus Retention Agreement”) with L. George Klaus in connection with his appointment as of January 19, 2009 as the Company’s President and Chief Executive Officer. Pursuant to the Klaus Retention Agreement, effective January 19, 2009, Mr. Klaus is entitled to receive the following benefits through December 31, 2010:

•	salary at an annualized rate of $736,403 (the “Base Salary”), paid in accordance with the Company’s normal payroll practices and subject to the usual, required withholdings;

•

annual cash bonus payments under the Company’s cash bonus plan for executive officers, with a target bonus of 70% of Base Salary, subject to the terms of the performance plan agreed to between Mr. Klaus and the Board of Directors;

•	four hundred thousand (400,000) shares of restricted Company common stock, allocated equally to each of the 2009 and 2010 fiscal years, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Klaus and the Company. The Company’s right to repurchase the restricted stock shall lapse based on achievement of applicable Company performance goals during 2009 and 2010, as determined in accordance with the terms of the Company’s Performance Based Restricted Stock Program and approved by the Company’s Compensation Committee and subject to the Mr. Klaus’s continued service to the Company through the 2009 and 2010 performance periods;

•

three hundred thousand (300,000) shares of restricted Company common stock, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Klaus and the Company. The Company’s right to repurchase the restricted stock lapsed as to one-half of such grant on December 31, 2009, and the remaining one-half shall lapse on December 31, 2010, subject to Mr. Klaus’s continued service to the Company through each such vesting date; and

•	participation in the Company’s health plan, including the Exec-U-Care plan, and in other Company benefit programs that other executive officers participate in.

In the event of Mr. Klaus’s Involuntary Termination (as defined below) other than in connection with a Change of Control (as defined below), Mr. Klaus shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•	twelve (12) months of Mr. Klaus’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	100% of Mr. Klaus’s target annual bonus as calculated from the bonus plan in effect at the time of Mr. Klaus’s Involuntary Termination.

In the event of Mr. Klaus’s Involuntary Termination within twelve (12) months following a Change of Control, Mr. Klaus shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•	eighteen (18) months of Mr. Klaus’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies; and

•	150% of the Mr. Klaus’s target annual bonus as calculated from the bonus plan in effect at the time of the Involuntary Termination.

In the event that the severance and other benefits provided for in the Klaus Retention Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Klaus shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Klaus.

As defined in the Klaus Retention Agreement,

“Cause” means (i) any act of personal dishonesty taken by Mr. Klaus in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Mr. Klaus; (ii) Mr. Klaus’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Mr. Klaus which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Mr. Klaus of his obligations to the Company after there has been delivered to Mr. Klaus a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties and after he has been given at least 10 business days in which to cure the circumstances identified in such written demand.

“Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power; (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company.

“Disability” means Mr. Klaus’s inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

“Involuntary Termination” means Mr. Klaus’s termination of employment as a result of the occurrence of any of the following, without his express written consent, (i) a significant reduction of Mr. Klaus’s duties, position or responsibilities relative to his CEO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Klaus from such position, duties and responsibilities, unless Mr. Klaus is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Mr. Klaus’s CEO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Mr. Klaus to a facility or a location more than one hundred (100) miles from his current location; (iv) any purported termination of Mr. Klaus’s CEO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Mr. Klaus’s death or Disability; or (vi) the failure of the Company to obtain the assumption of the Klaus Retention Agreement by any successors contemplated in the Klaus Retention Agreement.

Benefits Pursuant to Prior Agreement

•

Prior to Mr. Klaus’s termination as Executive Chairman on January 15, 2009, Mr. Klaus and the Company were parties to a Management Retention Agreement, effective as of May 26, 2006, and as amended March 1, 2007 and December 31, 2008 (the “Prior Agreement”). Pursuant to the Prior Agreement, Mr. Klaus became entitled to receive certain benefits upon his termination of employment on January 15, 2009, which include the following:

•

Mr. Klaus, his spouse and Mr. Klaus’s dependents who were participating in Company group medical or dental plans on the date of Mr. Klaus’s termination of service on January 15, 2009 (“Covered Persons”), shall be entitled to continued participation in such plans, as they may be modified by the Company from time to time, at no additional cost to Mr. Klaus (or Mr. Klaus’s spouse or dependents, as applicable) other than the cost Mr. Klaus would have were he to have remained an employee, from year to year, for the remainder of the lifetimes of each Covered Person (or, with respect to Mr. Klaus’s spouse, if earlier, her divorce from Mr. Klaus, and with respect to dependents of Mr. Klaus, until the earlier of (i) the time such dependents reach eighteen (18) years of age, if they do not continue thereafter as full time students; or (ii) the time such dependents reach twenty-five (25) years of age, if they remain full time students after the age of eighteen (18)) (the “Coverage Period”); provided, however, that the Company’s obligation to provide such coverage shall be secondary to and, as applicable, limited to supplementing as necessary, any other group or individual medical or dental plan which is or may become reasonably available to any of the Covered Persons during the Coverage Period (“Separate Coverage”). The Company and Mr. Klaus shall cooperate in identifying and procuring any such available Separate Coverage and Covered Persons shall notify the Company when any such Separate Coverage for any of the Covered Persons is available and/or begins or ends. Any such Separate Coverage available to Covered Persons during the Coverage Period shall be paid for by the Company to the extent that the cost of such Separate Coverage exceeds the cost Mr. Klaus (or Mr. Klaus’s spouse or dependents, as applicable) would have been required to pay the Company from year to year, were Mr. Klaus an employee, during the Coverage Period. Further, in the event that the Company (a) in its sole reasonable discretion determines that it cannot reasonably provide such continued participation or (b) amends its existing medical and dental plans in a manner that such plans would no longer provide the Covered Persons with comparable medical and dental coverage, then the Company may in its discretion in the event of (a), and shall in the event of (b), instead provide to the Covered Persons separate but comparable medical and dental coverage as to what the Covered Persons were receiving on the date of Mr. Klaus’ termination of service on January 15, 2009; and

•

The Company transferred to Mr. Klaus any and all rights title interest and claim that the Company had in his membership at Big Canyon Country Club in Newport Beach, California, which the Company acquired for Mr. Klaus as part of his initial offer letter from the Company dated February 7, 1996, and pursuant to which Mr. Klaus joined the Company as President and Chief Executive Officer in 1996.

The receipt of such benefits by Mr. Klaus pursuant to the Prior Agreement was subject to Mr. Klaus signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company, and agreeing to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.

Resignation of Thomas F. Kelly as Chief Executive Officer and President	Thomas F. Kelly, the Company’s former Chief Executive Officer, President and Interim Chief Financial Officer, resigned from each of these positions, as well as his position as a director on the Company’s Board of Directors, effective January 19, 2009. Mr. Kelly and the Company were parties to a Management Retention Agreement dated February 19, 2008 (the “Kelly Employment Agreement”), which was subsequently amended effective December 30, 2008.

In connection with Mr. Kelly’s departure, and pursuant to the terms of the Kelly Employment Agreement, the Company entered into a separation and release agreement dated February 24, 2009 with Mr. Kelly (the “Severance Agreement”). Pursuant to the Severance Agreement, Mr. Kelly became entitled to receive the following in exchange for a release of claims with the Company:

•	Twelve (12) months of Mr. Kelly’s base salary, or $500,000, payable on a semi-monthly basis beginning January 20, 2009;

•	100% of Mr. Kelly’s target bonus for fiscal 2009, or $300,000, plus $45,000 related to Mr. Kelly’s fiscal 2008 bonus, paid in one lump sum following execution of the Severance Agreement;

•	$250,000 as a discretionary relocation payment, paid in one lump sum payment following execution of the Severance Agreement;

•

Payment of group health insurance (medical, dental and vision) under COBRA for 12 months following February 1, 2009, plus reimbursement of certain health care expenses not covered by COBRA for the same period; and

•	Extension of the exercise date for 40,000 Company stock options from January 19, 2010 to January 19, 2011.

Chief Financial Officer, Michael Pietrini

On April 15, 2009, the Company, following approval by the Board of Directors, entered into a Management Retention Agreement (the “Pietrini Retention Agreement”) with Michael Pietrini in connection with his appointment as of April 15, 2009 as the Company’s Chief Financial Officer and executive vice-president of finance and administration. Pursuant to the Pietrini Retention Agreement, effective April 15, 2009 (the “Effective

Date”), Mr. Pietrini is entitled to receive the following benefits for the duration of his employment in such role:

•	salary at an annualized rate of $340,000 (the “Base Salary”), paid in accordance with the Company’s normal payroll practices and subject to the usual, required withholdings;

•

annual cash bonus payments under the Company’s cash bonus plan for executive officers, with a target bonus of 50% of Base Salary, subject to the terms of the performance plan agreed to between Mr. Pietrini and the Board of Directors;

•

thirty nine thousand (39,000) shares of restricted Company common stock, allocated equally to each of the 2009 and 2010 fiscal years, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Pietrini and the Company. The Company’s right to repurchase the restricted stock shall lapse based on achievement of applicable Company performance goals during 2009 and 2010 as determined in accordance with the terms of the Company’s Performance Based Restricted Stock Program and approved by the Company’s Compensation Committee and subject to the Mr. Pietrini’s continued service to the Company through the 2009 and 2010 performance periods;

•

one hundred thousand (100,000) shares of restricted Company common stock, subject to the terms of the Company’s applicable stock incentive plan and the restricted stock agreement by and between Mr. Pietrini and the Company. The Company’s right to repurchase the restricted stock lapsed as to 25% of such grant on December 31, 2009, and shall lapse as to 25% of such grant on December 31, 2010 and the remaining 50% of such grant on a quarterly basis over the next eight (8) quarters ending December 31, 2012, subject to Mr. Pietrini’s continued service to the Company through each such vesting date;

•

up to a maximum reimbursement of $50,000 for Mr. Pietrini’s actual reasonable expenses incurred in moving and relocating his family and household to Southern California from Minnesota, including the provision of a gross-up for any taxes incurred by Mr. Pietrini on any taxable relocation funds paid to him by the Company under the Pietrini Retention Agreement and such reimbursements are subject to repayment in the event that Mr. Pietrini voluntarily terminates his position as the Company’s Chief Financial Officer before the end of the one (1) year period following the Effective Date;

•	up to a maximum reimbursement of $35,000 for initial country club membership fees, subject to Mr. Pietrini’s continued service to the Company through the date such membership fees are incurred; and

•	participation in the Company’s health plan, including the Exec-U-Care plan, and in other Company benefit programs that other executive officers participate in.

In the event of Mr. Pietrini’s Involuntary Termination (as defined in the Pietrini Retention Agreement) other than in connection with a Change of Control (as defined in the Pietrini Retention Agreement), Mr. Pietrini shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•	nine (9) months of Mr. Pietrini’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•

an amount equal to one (1) week of Mr. Pietrini’s Base Salary as in effect as of the date of the Involuntary Termination for each full year of Mr. Pietrini’s employment with the Company as measured from his initial hire date with the Company up to an amount equal to three (3) months of Mr. Pietrini’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll practices;

•

an amount equal to a percentage of Mr. Pietrini’s on target annual bonus based on Mr. Pietrini’s bonus plan in effect at the time of such Involuntary Termination where such percentage is equal to the total number of weeks of severance granted to Mr. Pietrini under the two bullet points above (with the maximum being 52 weeks) divided by 52 weeks per year; and

•

Mr. Pietrini will have the right to continue his group health insurance (medical, dental and vision) under COBRA for the same total number of weeks following such Involuntary Termination as he is receiving severance under the first two bullet points above (with the maximum being 52 weeks), and the Company will reimburse Mr. Pietrini or pay directly for the actual COBRA premiums for which Mr. Pietrini is responsible during such period.

In the event of Mr. Pietrini’s Involuntary Termination within twelve (12) months following a Change of Control, Mr. Pietrini shall be entitled to the following benefits, subject to the execution of a separation agreement and release of claims in a form reasonably acceptable to the Company and compliance with Section 409A of the Internal Revenue Code:

•

an amount equal to twelve (12) months of Mr. Pietrini’s Base Salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company’s normal payroll policies;

•	an amount equal to 100% of Mr. Pietrini’s target annual bonus as calculated from Mr. Pietrini’s bonus plan in effect at the time of the Involuntary Termination; and

•

Mr. Pietrini will have the right to continue his group health insurance (medical, dental and vision) under COBRA for the twelve (12) month period following such Involuntary Termination, and the Company will reimburse Mr. Pietrini or pay directly for the actual COBRA premiums for which Mr. Pietrini is responsible during such period.

Upon the occurrence of Mr. Pietrini’s Involuntary Termination, regardless of whether or not such Involuntary Termination occurs within twelve (12) months following a Change of Control, and if following such Involuntary Termination Mr. Pietrini chooses to relocate his residence and family back to Minnesota from Southern California, the Company will reimburse Mr. Pietrini for his actual reasonable moving expenses incurred in moving and relocating his family and household to Minnesota from Southern California up to a total of $25,000. The Company will provide Mr. Pietrini a gross-up for any taxes incurred by him on any taxable relocation funds paid to him by the Company under the Pietrini Retention Agreement.

In the event that the severance and other benefits provided for in the Pietrini Retention Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Pietrini shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Mr. Pietrini.

As defined in the Pietrini Retention Agreement,

“Cause” means (i) any act of personal dishonesty taken by Mr. Pietrini in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Mr. Pietrini; (ii) Mr. Pietrini’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a willful act by Mr. Pietrini which constitutes gross misconduct and is materially injurious to the Company; or (iv) continued willful violations by Mr. Pietrini of his obligations to the Company after there has been delivered to him a written demand for performance from the Company which describes the basis for the Company’s belief that he has not substantially performed his duties and after he has been given at least 10 business days in which to cure the circumstances identified in such written demand.

“Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert; (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power; (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated; (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger; or (v) a liquidation of the Company.

“Disability” means Mr. Pietrini’s inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

“Involuntary Termination” means Mr. Pietrini’s termination of employment as a result of the occurrence of any of the following without Mr. Pietrini’s express written consent, (i) a significant reduction of Mr. Pietrini’s duties, position or responsibilities relative to his CFO duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Pietrini from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Mr. Pietrini’s CFO base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Mr. Pietrini to a facility or a location more than one hundred (100) miles from the Company’s current Irvine, California location; (iv) any purported termination of Mr. Pietrini’s CFO title by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Mr. Pietrini’s death or Disability; or (vi) the failure of the Company to obtain the assumption of the Pietrini Retention Agreement by any successors contemplated in the Pietrini Retention Agreement.

Principal Accounting Officer and Senior Vice-President, Russell Clark	Mr. Clark does not have an Employment Agreement with the Company.

Additional Potential Payments Upon Termination or a Change of Control	The severance benefits to which Messrs. Klaus and Pietrini are entitled upon the occurrence of an Involuntary Termination, whether independent of or in connection with a Change of Control, are defined in their Management Retention Agreements, as described above.

The Company has a Severance and Change in Control policy (the “Severance Policy”) which applies to the Company’s executive officers (other than the current President and Chief Executive Officer, Mr. Klaus, and the current Chief Financial Officer and executive vice-president of finance and administration, Mr. Pietrini) and other company officers. Under the terms of the Severance Policy, the Company’s one other named executive officer, namely Mr. Clark, is entitled to the following severance benefits:

In the event of (i) an involuntary termination by the Company within twelve (12) months following a Change of Control (as defined below) or (ii) a Constructive Termination (as defined below) within twelve (12) months following a Change of Control, the executive is entitled to the following benefits:

•	nine (9) months of the executive’s base salary as in effect as of the last regularly scheduled payroll period immediately preceding the executive’s termination of employment;

•	75% of the executive’s target annual bonus as calculated from the executive’s bonus plan in effect at the time of the executive’s termination of employment; and

•	nine (9) months of Company-paid COBRA.

The severance benefits described above will be paid by the Company in a single lump sum within thirty (30) days following the employment termination date or date of Constructive Termination; provided, however, that the COBRA benefits will be paid on a monthly basis.

As defined in the severance policy,

“Change of Control” means the occurrence of any of the following (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction, the principal purpose of which is to change the state in which the Company is incorporated or (iv) any reverse merger in which the Company is a surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such reverse merger or (v) a liquidation of the Company.

“Constructive Termination” means the executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the express written consent of the executive: (i) the relocation of the executive to a facility or location more than fifty (50) miles from the executive’s present location; (ii) a material adverse reduction of the executive’s duties, authorities or responsibilities; or (iii) a reduction of more than twenty-five percent (25%) of the executive’s base compensation; provided, however, that the executive must provide written notice to the Company of the condition that could constitute a “Constructive Termination” event within ninety (90) days of the initial existence of such condition and the Company must not have corrected such condition to the reasonable satisfaction of the executive within thirty (30) days (the “Cure Period”) following written notice to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms, we believe that all our executive officers, directors and five percent stockholders complied with the applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Except for the transactions described below, there was not during fiscal year 2009 nor is there currently proposed, any transaction or series of similar transactions to which Epicor was or is to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, five percent stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

It is the policy of the Company’s Board of Directors that all Related Person Transactions, as that term is defined in the Company’s Related Person Transaction Policy, shall be subject to approval or ratification in accordance with the procedures set forth in such policy. Pursuant to the policy, the Audit Committee reviews the material facts of all Related Person Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Related Person Transaction, subject to the exceptions described below. In determining whether to approve a Related Person Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

Other Related Person Transactions	Mr. Klaus, the Company’s Chairman, President and Chief Executive Officer beginning January 16, 2009, is married to one of the Company’s executive vice presidents. Mr. Klaus’ spouse is not an “executive officer” of the Company and, during most of 2008 and the initial part of fiscal 2009, she reported directly to the Company’s then CEO Tom Kelly and not directly to Mr. Klaus. However, following Mr. Kelly’s departure and Mr. Klaus reappointment as CEO, she now as an executive vice president reports directly on an operational basis to Mr. Klaus. However, following a thorough board review of the relationship, the Board determined that, so long as Mr. Klaus and his spouse remain employed by the Company, any and all employment and compensation matters relating to her are subject to review and approval by the Chair of the Audit Committee or the entire Audit Committee of the Board. Mr. Klaus’ spouse is currently compensated at a level that the Company and the Board, as confirmed by the Audit Committee’s independent compensation consultant Meyercord, believes is comparable to other employees in similar positions of responsibility at the Company.

AUDIT COMMITTEE REPORT	The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009, with our management. In addition, the Audit Committee has discussed with McGladrey & Pullen, LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from McGladrey & Pullen, LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of McGladrey & Pullen, LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

Members of the Audit Committee During Fiscal Year 2009:

Michael Kelly

Robert H. Smith

Michael Hackworth

James T. Richardson

John M. Dillon

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that Epicor specifically incorporates it by reference into such filing.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 22, 2010

/s/ L. George Klaus
L. George Klaus Chairman

Epicor Software Corporation 18200 Von Karman Ave., Suite 1000 Irvine, CA 92612

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE

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VOTE BY PHONE 1-800-690-6903

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Epicor Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             EPICOR                                            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EPICOR SOFTWARE CORPORATION

Proposals to be Voted Upon

1. Election of Directors—The names of the directors are:	For Withhold For All All All Except ☐ ☐ ☐	To withhold authority to vote, mark “For All Except” and write the nominee’s number of the line below.
01) L. George Klaus, 02) Michael Kelly, 03) Robert H. Smith, 04) Michael L. Hackworth, 05) John M. Dillon, 06) Richard H. Pickup, and 07) W. Douglas Hajjar

2. Appointment of McGladrey & Pullen, LLP as Independent Accountants—To ratify the appointment of McGladrey & Pullen, LLP as independent accountants for the year ending December 31, 2010.		For Against Abstain ☐ ☐ ☐

Signature (PLEASE SIGN WITHIN BOX)                         Date                                                  Signature (Joint Owners)                             Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EPICOR SOFTWARE CORPORATION

The undersigned stockholder of Epicor Software Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2010, and hereby appoints L. George Klaus, Michael Pietrini and Russell Clark, or any one of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Epicor Software Corporation to be held on May 28, 2010, at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT ACCOUNTANTS. IN THEIR DISCRETION, THE ABOVE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENTS THEREOF.

Important: This proxy should be marked, dated and signed by each stockholder exactly as their name appears on the stock certificate, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If the shares are held by joint tenants or as community property, both holders should sign.